UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

ANNUAL REPORT

ANNUAL REPORT PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

For the fiscal year ended December 31, 2021

WORTHY PEER CAPITAL, INC.

(Exact name of registrant as specified in its charter)

Commission file number:	024-10766

Delaware	81-4011787
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Boca Commerce Center 551 NW 77 Street Suite 212 Boca Raton, FL	33487
(Address of principal executive office)	(Zip Code)

(561) 288-8467

(Registrant’s telephone number, including area code)

Worthy Bonds

(Title of each class of securities issued pursuant to Regulation A)

PART II

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This annual report contains forward looking statements that are subject to various risk and uncertainties and that express our opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results, in contrast with statements that reflect historical facts. Many of these statements are contained under the headings “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” Forward-looking statements are generally identifiable by use of forward-looking terminology such as “anticipate,” “intend,” “believe,” “estimate,” “plan,” “seek,” “project” or “expect,” “may,” “will,” “would,” “could” or “should,” or other similar words or expressions. Forward-looking statements are based on certain assumptions, discuss future expectations, describe future plans and strategies, or state other forward-looking information. Our ability to predict future events, actions, plans or strategies is inherently uncertain. Although we believe that the expectations reflected in our forward-looking statements are based on reasonable assumptions, actual outcomes could differ materially from those set forth or anticipated in our forward-looking statements. Factors that could cause our forward-looking statements to differ from actual outcomes include, but are not limited to, those described under the heading “Risk Factors.” Readers are cautioned not to place undue reliance on any of these forward-looking statements, which reflect our views as of the date of this annual report. Furthermore, except as required by law, we are under no duty to, and do not intend to, update any of our forward-looking statements after the date of this annual report, whether as a result of new information, future events or otherwise.

You should thoroughly read this annual report and the documents that we refer to herein with the understanding that our actual future results may be materially different from and/or worse than what we expect. We qualify all of our forward-looking statements by these cautionary statements including those made in Risk Factors appearing elsewhere in this annual report. Other sections of this annual report include additional factors which could adversely impact our business and financial performance. New risk factors emerge from time to time and it is not possible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Except for our ongoing obligations to disclose material information under the Federal securities laws, we undertake no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events. These forward-looking statements speak only as of the date of this annual report, and you should not rely on these statements without also considering the risks and uncertainties associated with these statements and our business.

Item 1.	Business.

Overview

When used herein, the terms “we,” “us,” “ours,” and the “Company” refers to Worthy Peer Capital, Inc., a Delaware corporation, and our wholly owned subsidiary Worthy Lending, LLC, a Delaware limited liability company (“Worthy Lending”), and “WFI” refers to Worthy Financial, Inc., a Delaware corporation that is our parent company of which we are a wholly owned subsidiary.

We were incorporated under the laws of the State of Delaware on June 9, 2016. Our wholly owned subsidiary Worthy Lending, LLC, a Delaware limited liability company, was formed on August 27, 2018. Our principal address is One Boca Commerce Center, 551 NW 77 Street, Suite 212, Boca Raton, FL, 33487. Our phone number is (561) 288-8467. Our websites are located at www.worthybonds.com and www.worthylending.com. The information which appears on, is contained or is accessible through our websites is not a part of, and is not incorporated by reference, into this Annual Report on Form 1-K.

On March 17, 2020, we completed a Regulation A Offering (File No. 024-10766) of our “Worthy Bonds,” and from January 2018 through March 17, 2020, we sold approximately $50,000,000 aggregate principal amount of Worthy Bonds to 12,285 investors in such offering. On December 16, 2020, we filed an Offering Statement on Form 1-A with the SEC under SEC File No. 024-11389, as amended by Amendment No. 1 to Form 1-A filed with the SEC on January 28, 2021, and as amended by Amendment No. 2 to Form 1-A filed with the SEC on March 22, 2021, for a public offering pursuant to Regulation A of $15,000,000 aggregate principal amount of renewal bonds and $59,920,000 aggregate principal amount of demand bonds. We refer to this planned offering herein as our “Planned Regulation A Offering.”

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Through our wholly owned subsidiary Worthy Lending, we implement our business model, which is centered primarily around providing at least 60% of our assets (excluding cash and government securities) to be used for loans for small businesses including loans to manufacturers, wholesalers, and retailers primarily secured by inventory, accounts receivable and/or equipment and purchase order financing. Inventory financing is a form of asset-based lending that allows retailers and wholesalers to use inventory as collateral to obtain a line of credit from us. Purchase order financing allows manufacturers and wholesalers to receive up to 100% of the funds needed to fill an order for specified merchandise when they are unable to do so on their own. To a lesser extent (not more than 40% of our assets), we may also provide loans to other borrowers, acquire equity interests in real estate (which may include affordable housing), make fixed income and/or equity investments, and other types of loans and investments provided the amount and nature of such activities does not cause us to lose our exemption from regulations as an investment company pursuant to the Investment Company Act of 1940, or the “40 Act.”

We generate revenue from the difference between the interest rates we charge borrowers or otherwise make from our permissible investments, including loan origination fees paid by borrowers, and the interest we will pay to the holders of our Worthy Bonds.

During the year ended December 31, 2021, we generated net losses and had cash used in operations of approximately $1,783,000 and $413,000, respectively, for the year ended December 31, 2021. At December 31, 2021 we had a shareholder’s deficit and accumulated deficit of approximately $6,486,000 and $7,035,000, respectively, and total liabilities exceeded total assets by approximately $6,486,000. These conditions raise substantial doubt about the Company’s ability to continue as a going concern for a period of twelve months from the issuance date of this report. During 2022, the Company continues to incur losses, however in 2021, the Company has filed a Form 1-A Regulation A Offering Statement which, if qualified, will allow the Company to raise additional funds.

In response to the losses incurred in 2021, 2020 and 2019, the Company continues to constantly evaluate and monitor its cash needs and existing cash burn rate, in order to make adjustments to its operating expenses. Also, in the second quarter of 2019, the Company’s loans receivable and investments began to generate revenue. Cash on hand was approximately $1,942,000 at December 31, 2021. This cash was obtained through the sale of our Worthy Bonds and the collection of interest and dividends on our outstanding loans and investments.

No assurances can be given that the Company will achieve success, without seeking additional financing. There also can be no assurances that the Form 1-A will result in additional financing or that any additional financing if required, can be obtained, or obtained on reasonable terms acceptable to the Company. These consolidated financial statements do not include adjustments related to the recoverability and classifications of assets or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Background – The Worthy Group of Companies

We are a wholly owned subsidiary of WFI. WFI was organized in 2016 to create a “Worthy Community” in an effort to help members achieve financial wellness. WFI was initially targeting the millennials who are surpassing the baby boomers as the nation’s largest living generation and to develop the Worthy Fintech Platform. WFI’s management believes that the millennial demographic in large part has a basic distrust of old guard financial institutions, is burdened by student loans and other debt, changes employment frequently and is unable to save money and/or fund a retirement program. At the same time there are two rapidly growing trends – peer financing and robo investing.

In March 2018, WFI launched the “Fintech Platform” and “Worthy App,” a free mobile app which provides tools to help people easily invest including through “spare change” round ups. Round ups monetize debit card purchases, checking account linked credit card purchases and other checking account transactions by “rounding up” each purchase to the next higher dollar until the “round up” reaches $10.00 at which time the user can purchase a $10.00 bond.

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In October 2019, WFI began an internal reorganization to more efficiently utilize personnel at both WFI and our Company, including Worthy Lending, LLC. In October 2019, WFI formed Worthy Management Inc., Worthy Peer Capital II, Inc. (“Worthy Peer II”) and its wholly-owned subsidiary Worthy Lending II, LLC (“Worthy Lending II”). Following the qualification by the SEC of Worthy Peer II’s offering statement on Form 1-A under SEC File No. 024-11150, in March 2020 Worthy Peer II began offering its “Worthy II Bonds” in a Regulation A exempt offering. In March 2020, Worthy Peer II began deploying the capital it had raised through sales of its Worthy II Bonds in accordance with its business model. From March 17, 2020 through October 1, 2020, Worthy Peer II sold approximately $50 million aggregate principal amount of Worthy II Bonds to 17,823 investors.

In June 2020, WFI formed Worthy Community Bonds, Inc. and its wholly-owned subsidiary Worthy Lending III. On September 29, 2020, Worthy Community Bonds, Inc. commenced the Offering of $50 million aggregate principal amount of its “Worthy Community Bonds” under its qualified Offering Statement (File No. 024-11279). On February 26, 2021, Worthy Community Bonds, Inc. completed the offering and from September 29, 2020 through February 26, 2021, Worthy Community Bonds, Inc. sold approximately $50 million aggregate principal amount of its Worthy Community Bonds to 18,914 investors.

On October 14, 2020, WFI filed an Offering Statement on Form 1-A under SEC File No. 024-11341 with the SEC, as amended by Amendment No. 1 filed on November 15, 2020, Amendment No. 2 filed on December 23, 2020, Amendment No. 3 filed on January 22, 2021, Amendment No. 4 filed on February 12, 2021, Amendment No. 5 filed on March 15, 2021, and Amendment No. 6 on May 25, 2021 for a public offering pursuant to Regulation A of $20,000,000 of its common stock.

On November 2, 2020, WFI formed Worthy Community Bonds II, Inc. (“Worthy Community II”) and its wholly-owned subsidiary Worthy Lending IV, LLC (“Worthy Lending IV”). On November 25, 2020, Worthy Community II filed an Offering Statement on Form 1-A under SEC File No. 024-11372, with the SEC, as amended by Amendment No. 1 filed on January 8, 2021, Amendment No. 2 filed on January 29, 2021, Amendment No. 3 filed on March 5, 2021, and Amendment No. 4 on May 27, 2021 for a public offering pursuant to Regulation A of $50,000,000 aggregate principal amount of demand bonds.

In April of 2021, WFI formed Worthy Property Bonds, Inc. (WPB) and its wholly-owned subsidiary Worthy Lending V, LLC. On June 23, 2021, WPB filed and Offering Statement on Form 1-A under SEC File No. 024-11563, with the SEC, as amended by Amendment No.1 filed on August 26, 2021, Amendment No.2 filed on October 21, 2021, Amendment No. 3 filed on December 17, 2021 and Amendment No. 4 filed on February 28, 2022 for a public offering pursuant to Regulation A of $75,000,000 aggregate principal amount of demand bonds.

Under this structure, Worthy Management, Inc., or “Worthy Management,” a wholly owned subsidiary of WFI, provides certain management services to us which are described in detail elsewhere in this Annual Report on Form 1-K.

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Organizational Structure

THE WORTHY COMPANIES

The following reflects the current organization structure of the Worthy Companies:

(1)	Worthy Financial, Inc. owns 100% of the issued and outstanding capital stock of Worthy Management, Inc., Worthy Peer Capital, Inc., Worthy Peer Capital II, Inc., Worthy Community Bonds, Inc., Worthy Community Bonds II, Inc. and Worthy Property Bonds, Inc.
(2)	Worthy Peer Capital, Inc., Worthy Peer Capital II, Inc., Worthy Community Bonds, Inc. Worthy Community Bonds II, Inc. and Worthy Property Bonds, Inc. are each a party to a management services agreement with Worthy Management, Inc.
(3)	Worthy Peer Capital, Inc., Worthy Peer Capital II, Inc., Worthy Community Bonds, Inc. Worthy Community Bonds II, Inc. and Worthy Property Bonds, Inc. own 100% of the issued and outstanding membership interests of Worthy Lending, LLC, Worthy Lending II, LLC, Worthy Lending III, LLC Worthy Lending IV, LLC, and Worthy Lending V, LLC, respectively.
(4)	Worthy Property Bonds, Inc. (“WPB”) a Florida corporation, was incorporated by Worthy Financial, Inc. on April 9, 2021 and WPB’s wholly owned subsidiary Worthy Lending V, LLC, a Delaware LLC was formed on April 9, 2021.

History and Recent Developments

On June 9, 2016, in connection with the formation of the Company, the Company issued 1,000,000 shares of its common stock, par value $0.0001 per share (“Common Stock”), to WFI in exchange for a total of $100.

In January 2018, the Company commenced a Regulation A+ offering of $50,000,000 aggregate principal amount of renewable Worthy Bonds under its qualified Offering Statement (File No. 024-10766) (“2018 Reg A+ Offering”).

On January 2, 2020, the Company entered into a Management Services Agreement (the “Management Services Agreement”) with Worthy Management Inc., a Florida corporation and an affiliate and a wholly owned subsidiary of our parent company (“Worthy Management”). Pursuant to the Management Services Agreement, Worthy Management agreed to provide the Company staff and office facilities, including all equipment and supplies, that are reasonable, necessary or useful for the day-to-day operations of the business of the Company, subject to such written direction provided by the Company to Worthy Management (collectively the “Services”). On August 1, 2019 Worthy Peer Capital, Inc. commenced a 5-year lease for its corporate headquarters located in Boca Raton, Florida. Worthy Management will make the monthly payments and allocate the cost ratable to the Worthy subsidiaries.

The Company agreed to pay Worthy Management a monthly management services fee, equal to the costs of Worthy Management incurred by it in providing the staff and office expenses as included in the Services. The term of the Management Services Agreement commenced on January 1, 2020 and shall end on December 31, 2024 (the “Initial Term”). At the end of the Initial Term, the Management Services Agreement automatically renews for successive one-year terms, unless either party delivers written notice to the other party at least ninety (90) days prior to the end of the Initial Term or any additional term as renewed.

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On February 20, 2020, the Company entered into a Stock Redemption Agreement (the “Redemption Agreement”) with its parent company and sole shareholder, WFI pursuant to which the Company agreed to redeem 999,900 shares of its outstanding common stock par value $0.0001 per share (the “Common Stock”) out of the 1,000,000 shares of Common Stock held by WFI, from WFI, in exchange for $1.00, which resulted in WFI continuing to hold 100 shares of the Company’s Common Stock after the Redemption Agreement.

On February 24, 2020, the Company filed a Certificate of Amendment to its Certificate of Incorporation (the “Amendment”) with the State of Delaware to reduce its total number of shares of stock which the Company is authorized to issue to 100 shares of Common Stock. Prior to the Amendment, the Company had total authorized stock of 6,000,000, of which 5,000,000 were Common Stock and of which 1,000,000 were Preferred Stock. Pursuant to the Amendment, series of Preferred Stock may be created and issued from time to time with such designations, preferences and rights as shall be stated in a resolution adopted by the Company’s Board of Directors.

On March 17, 2020, the Company completed the 2018 Reg A+ Offering of renewable Worthy Bonds. From January 2018 through March 17, 2020, the Company sold approximately $50,000,000 aggregate principal amount of renewable Worthy Bonds to 12,285 investors in the 2018 Reg A+ Offering. Notwithstanding the completion of the 2018 Reg A+ Offering, the Company inadvertently sold after March 17, 2020, $594,240 more than the maximum offering amount allowable in the 2018 Reg A+ Offering due to a coding error as to redemption transactions in the Company’s software. As a result of the oversubscription, on March 25, 2020, the Company rescinded the purchase and sale of the oversubscribed renewable Worthy Bonds by refunding and crediting the accounts of the 2,250 purchasers of the oversubscribed renewable Worthy Bonds their respective investment amounts, without any deduction therefrom, and cancelling the oversubscribed renewable Worthy Bonds.

Since the Company completed the 2018 Reg A+ Offering in March 17, 2020, the Company no longer offers interest reinvestment in renewable Worthy Bonds under its auto-invest program to bondholders who selected this reinvestment feature as the Company may not issue any more renewable Worthy Bonds under the 2018 Reg A+ Offering. In lieu of interest reinvestment in renewable Worthy Bonds, the Company pays interest on interest (compounded interest) and credit such interest to such bondholders’ accounts.

On December 16, 2020, we filed an Offering Statement on Form 1-A with the SEC for our Planned Regulation A Offering, under SEC File No. 024-11389, as amended by Amendment No. 1 to Form 1-A filed with the SEC on January 28, 2021, and as amended by Amendment No. 2 to Form 1-A filed with the SEC on March 22, 2021, for a public offering pursuant to Regulation A of $15,000,000 aggregate principal amount of renewal bonds and $59,920,000 aggregate principal amount of demand bonds and $80,000 aggregate principal as rewards under our worthy Demand Bond Rewards Program. We refer to this planned offering herein as our “Planned Regulation A Offering.”

Our Business Model

Through our wholly owned subsidiary Worthy Lending, we implement our business model, which is centered primarily around providing at least 60% (excluding cash and government securities) of our assets for loans for small businesses including loans to manufacturers, wholesalers, and retailers primarily secured by inventory, accounts receivable and/or equipment and purchase order financing. To a lesser extent (not more than 40% of our assets), we may also provide loans to other borrowers, acquire mortgage or equity interests in real estate (which may include affordable housing), make fixed income and/or equity investments, and other types of loans and investments provided the amount and nature of such activities does not cause us to lose our exemption from regulations as an investment company pursuant to the Investment Company Act of 1940, or the “40 Act.”

Our Company’s mission is to help fuel small businesses. Proceeds from Worthy Bonds sales in our 2018 Reg A+ Offering were loaned to growing companies who typically offer collateral to secure the funds. We also plan to deploy the proceeds of our Planned Regulation A Offering in the same manner.

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Worthy Fintech Platform

WFI has developed technology solutions, including the Worthy App and the Worthy Website, that facilitated the purchase of Worthy Bonds in our 2018 Reg A+ Offering, and that we plan will facilitate the renewal and purchase of the bonds to be offered in our Planned Regulation A Offering, and provides information on accounts of the Worthy Bond investors. We refer to these as the “Worthy Fintech Platform.” We paid a license fee to WFI in the amount of $10 per active user per year, and agreed that such amount would be subject to periodic review and modification. The term “active user” means an individual or entity that has registered on the Worthy Fintech Platform (provided name and email) and renewed or purchased at least one Worthy Bond. In September of 2021 the Company amended the agreement, to change the payment terms to $4 per registered user per year.

Worthy App

The Worthy App is designed to support the target market for our bonds which we believe is approximately 74 million millennials, who spend more than $600 billion a year. The Worthy App seeks to provide an easy way for our target market to micro invest including monetizing their debit card purchases, checking account linked credit card purchases and other checking account transactions by “rounding up” each purchase to the next higher dollar until the “round up” reaches $10.00 at which time the user can purchase a $10.00 bond. The Worthy App is available via the web at worthybonds.com or for Apple iPhone users from the Apple Store and for Android phone users from Google Play.

Procedurally, Worthy App users download the application and simply link their bank account to the App. If engaging in the round-up feature, they connect their debit card or credit card to the App. Every time the user shops or completes any checking account transaction, the App automatically rounds up their purchase to the next dollar, tracks the spare change and then permits the user to use it to invest in worthy bonds. The user’s bank accounts are monitored, and the money is transferred via ACH once the round up amounts reach $10.00.

Users can also make one time or recurring purchases of bonds.

Worthy Website

The Worthy Website offers users the following features:

●	Available online directly from us. Prior to the completion of our 2018 Reg A+ Offering, users could purchase our Worthy Bonds directly from us through the Worthy Website. Additionally, we plan that users will be able to purchase the bonds to be offered in our Planned Regulation A Offering directly from us through the Worthy Website;
●	No purchase fees charged. We did not charge purchasers in our 2018 Reg A+ Offering, and we do not plan to charge purchasers in our Planned Regulation A Offering, any commission or fees to purchase bonds through the Worthy Website. However, other financial intermediaries, if engaged, may have charged and may charge commissions or fees;
●	Invest as little as $10. Purchasers were able to build ownership in our Worthy Bonds prior to the completion of our 2018 Reg A+ Offering, and we plan purchasers will be able to build ownership in the bonds to be offered in our Planned Regulation A Offering, over time by making purchases as low as $10;
●	Flexible, secure payment options. Purchasers were able prior to the completion of our 2018 Reg A+ Offering, and we plan purchasers in our Planned Regulation A Offering, will be able, to make purchases electronically or by wire transfer; and
●	Manage your portfolio online. Users can view their bond purchases, redemptions, interest payments and other transaction history online, as well as receive tax information and other reports.

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Operations – Management Services Agreement with Worthy Management

On January 2, 2020, we entered into Management Services Agreement (the “Management Services Agreement”) with Worthy Management, an affiliate. The Management Services Agreement is deemed operative beginning on January 1, 2020. The terms of the Management Services Agreement with Worthy Management were not negotiated on an arms-length basis and the amounts to be reimbursed thereunder will be equal to the costs incurred by Worthy Management in paying for the staff and office expenses for the Company under the Management Services Agreement.

Under the terms of the Management Services Agreement, Worthy Management agreed to provide to the Company certain management services, personnel and office facilities, including all equipment and supplies, which are reasonable, necessary or useful for the day-to-day operations of the business of the Company, subject to such written direction provided by the Company to Worthy Management. Pursuant to the Management Services Agreement, the Company agreed to reimburse Worthy Management for the costs incurred by Worthy Management in paying for the staff and office expenses for the Company under the Management Services Agreement. There is no interest rate or maturity associated with the obligations to reimburse Worthy Management under the Management Services Agreement.

The reimbursement amount under the Management Services Agreement, will be equal to the costs incurred by Worthy Management in paying for the staff and office expenses under the Management Services Agreement for the Company and will consist of both a to-be-determined portion of the annual salaries and employee benefits of our executive officers and the other personnel employed by Worthy Management based upon the amount of time they devote to us, as well as a pro-rata allocation of office expenses. The monthly reimbursement amount is based on the costs incurred by Worthy Management in paying for the staff and executive officers and office expenses for the Company under the Management Services Agreement.

There will be no management service or other fees under the Management Services Agreement.

License Fee

On April 1, 2020, we entered into a verbal agreement with WFI to pay a license fee to WFI in the amount of $10 per active user per year. The license fees paid by the Company to WFI are not used to offset the reimbursements under the Management Services Agreement. There were no other terms to such verbal agreement. In September of 2021 the Company amended the agreement, including making it a written agreement. The amendment changes the payment terms to $4 per registered user per year.

Our Business

Under our business model, we generate revenue in multiple ways: through fees charged to borrowers and interest generated from each loan that we make.

We provide at least 60% (excluding cash and government securities) of our assets for (i) loans to manufacturers, wholesalers, and retailers secured by inventory, accounts receivable and/or equipment; and (ii) purchase order financing. To a lesser extent (not more than 40%), we may also provide (i) secured loans to other borrowers; (ii) acquire mortgage or equity interests in real estate; and (iii) make fixed income and equity investments; provided the amount and nature of such activities do not cause us to lose our exemption from regulations as an investment company pursuant to the Investment Company Act of 1940.

Subject to the limitations described above, we may also purchase directly or indirectly accounts receivables in a factoring transaction. Factoring is a financial transaction and type of debtor financing in which a business sells its accounts receivables (i.e., invoices) to a third party.

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Our Loan and Investment Portfolio

Loans Receivable Held for Investment

Commencing in September of 2018, the Company, through its wholly owned subsidiary WL, began loaning funds to small business borrowers based in the United States. The loans pay interest at varying rates ranging from approximately 1% per month to 1.5% per month and collateral management fees ranging from of 0.5% to 1% per month. The loan agreements have customary loan origination fees, which have been netted against our loan costs with the net amount recorded as deferred revenue to be recognized as loan fee income over the term of the loan. The term of the loans generally range from two to three years, with no prepayment penalty and generally pay interest only until maturity. The loans are secured by the assets of the borrowers. These loans were funded by our bond sales.

Mortgage Loans Held for Investment

Each mortgage loan is secured by a mortgage on real estate, which is located in the state of Florida. Each loan has a maturity date of 2 years and matures on various dates ranging between February of 2022 and June of 2022. These loans pay interest at rates between 8.5% and 10% and are serviced by an outside, unrelated party. There were no mortgage loans past due or on non-accrual status as of December 31, 2021 and 2020.

A summary of the Company’s loan portfolio at December 31, 2020, disaggregated by class of financing receivable, are as follows:

	Loans to U.S Wholesalers, Retailers and Manufacturers - secured by Inventory and Equipment	Loans to U.S Wholesalers, Retailers and Manufacturers - secured by Accounts Receivable	Loans to U.S Wholesalers, Retailers and Manufacturers - secured by Purchase Order / Trade Financing	Total	Loans to Real Estate Developers Secured by First Mortgages

Outstanding December 31, 2020

Loans	$6,396,719	$2,966,548	$—	$9,363,267	$2,145,000

Allowance for loan losses	$1,616,127	$1,761,763	$—	$3,377,890	$9,200

Total Loans, net	$4,780,592	$1,204,785	$—	$5,985,377	$2,135,800

Percentage of total outstanding loans receivable	80%	20%	—		—

Percentage of total outstanding Mortgage loans receivable	—	—	—		100%

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A summary of the Company’s loan portfolio as of December 31, 2021, disaggregated by class of financing receivable, are as follows:

	Loans to U.S Wholesalers, Retailers and Manufacturers - secured by Inventory and Equipment	Loans to U.S Wholesalers, Retailers and Manufacturers - secured by Accounts Receivable	Loans to U.S Wholesalers, Retailers and Manufacturers - secured by Purchase Order / Trade Financing	Total	Loans to Real Estate Developers Secured by First Mortgages

Outstanding December 31, 2021

Loans	$3,350,524	$2,808,915	$-	$6,159,439	$983,493

Allowance for loan losses	$1,951,903	$2,537,710	$-	$4,489,613	$8,400

Total Loans, net	$1,398,621	$271,205	$-	$1,669,826	$975,093

Percentage of total outstanding loans receivable	54%	46%	-		N/A

Percentage of total outstanding Mortgage loans receivable	-	-	-		100%

The Company maintains a portfolio of investments on its consolidated balance sheet as investments held at fair value and Investment Securities held at amortized cost. Fair Value for Investment Securities includes gross unrealized gains, gross unrealized losses, and accrued interest. The Company typically invests in a portfolio of private market real estate investments with the primary objective to earn diversified risk-adjusted returns while the corporate bonds, certificates of deposit, asset backed securities, and government securities are intended to mitigate risk and minimize potential risk of principal loss. The Company targets 20% portfolio weight in the more conservative investments.

Our lending product is asset-based loans secured by all assets of the borrower including inventory and accounts receivable. On occasion, a loan may be made based on purchase orders issued to our borrower by known customers purchasing products that they have purchased before.

Our loan origination process includes inquires generated from our website, worthylending.com; professional business or advisor intermediaries; and introduction to loan opportunities by other asset-based lending organizations.

Upon introduction of an asset-based loan opportunity, our underwriting department reviews and considers the business and financial condition of the proposed borrower based on material submitted to us pursuant to our document request list. Our underwriting criteria include an analysis of the borrower’s business and financial condition as well as the net orderly liquidation value of the collateral. Our underwriting process includes analysis of third-party appraisals of the net orderly liquidation value of collateral, third party review of the borrower’s books and records and our review and analysis of the borrower’s business and financial history and current performance. We conduct credit and background checks on the borrowers and its principals and credit checks on individual guarantors. After completion of the underwriting department review of the loan file, the underwriting department makes a recommendation to our Loan Commitment Committee for approval prior to any commitment to the borrower or referring lender.

In connection with invitations to participate with a referring lender we review the entire file of the loan originator and request any additional information or material that we deem appropriate to supplement the originators file. We discuss the opportunity in depth with the referring lenders underwriters prior to making a commitment. Following our loan, we receive monthly updates on borrowers’ business and financial condition status of collateral, borrowing base analyses and projected business. We discuss each loan with the referring lender each month.

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We have only invited one lender to participate with us (in November 2019) in one loan when several increases in our line of credit presented a potential concentration issue.

Our underwriting staff has more than 26 combined years of experience in lending including underwriting, servicing business management, and corporate finance.

We have a loan servicing manager who bills each borrower monthly and is in ongoing dialogue with each borrower. We also have a portfolio manager who works with each borrower in structuring and monitoring collections.

Collateral management includes ongoing review of collateral value and periodic updated appraisal of collateral net orderly liquidation value.

Marketing and Strategy

The bonds we plan to sell, including the recent Regulation A Offering, will be marketed through our website, on-line information sources, social networks, institutional (Colleges and universities, charities, trade associations and employers) and other marketing partner sources of introduction and referral.

Our strategy is to expand our network of online information, social networking, institutional (colleges and universities, charities, trade organizations, and employers), and other marketing partner sources of introductions and referrals to our targeted users.

We are pursuing the following strategies:

●	Grow the Worthy community;
●	Market our products through digital and other social networking channels;
●	Establish strategic relationship with lending platforms; and
●	Establish strategic relationships with service providers.

Marketing for loans through the Worthy Lending subsidiaries is conducted primarily by the management of the Company with professional and business advisers to growing companies. To a lesser extent marketing is done through the worthy lending website www.worthylending.com, Mailchimp emails and LinkedIn. The information available on, or accessible through, the foregoing website is not a part of this Annual Report and is not incorporated herein.

Executive Offices

Worthy Management provides office space to us under the terms of the Management Services Agreement. As described therein, we agreed to reimburse Worthy Management a ratable portion of the total office expenses associated with this office space.

On August 1, 2019 we commenced a 5-year lease for our corporate headquarters located in Boca Raton, Florida. As part of the lease the Company was required to make a security deposit of $11,618. Monthly rent is $5,296 inclusive of sales tax and the lease contains an annual escalation clause of 4%. Worthy Management will make the monthly payments and allocate the cost ratable to its subsidiaries, including us.

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Competition

We compete with other companies that lend to small businesses. These companies include traditional banks, merchant cash advance providers, and newer, technology-enabled lenders. In addition, other technology companies that lend primarily to individual consumers, such as Lending Club and Prosper Marketplace, have already begun to focus, or may in the future focus, their efforts on lending to small businesses. We seek, but may not be able to effectively compete with such competitors.

We believe we benefit from the following competitive strengths:

We are part of the Worthy Community. The Worthy App and websites (the “Worthy FinTech Platform”) are targeted to the millennials who are part of the fastest growing segment of our population. We believe that they have a basic distrust of traditional banking institutions yet they have a need to accumulate assets for retirement or otherwise. The Worthy FinTech Platform provides for a savings and investing alternative for the millennials as well as potential access to other services, which may appeal to millennials, such as personal loans (often used to reduce or pay off higher interest rate loans such as credit cards), small business loans, auto loans, student loan refinancing and debt counseling.

We are part of the fast-growing online lending industry. Alternative lenders often provide a more appealing financing option to small businesses as they are usually more flexible than larger financial institutions on loan repayment terms and often approve loans much faster than banks. For example, online “peer-to-peer” lending website uses technology to meet market demand where traditional bank and institutional financing has become more difficult to obtain. Lenders often have significant cost advantages over banks, including lower overhead and the absence of branch offices and extensive sales forces. These efficiencies often make it easier for nonbanks to originate loans to borrowers whose options online were traditionally limited to banks.

We focus on an underserved banking sector. Due to higher costs, we believe that banks cannot profitably serve the small business lending market for commercial loans below $500,000. Indeed, traditional banks have been exiting the small business loan market for over a decade. We believe our small business loan program enables us to profitably participate in loans at these levels.

Bonds Offered in our Regulation A Offerings

On December 16, 2020, we filed an Offering Statement on Form 1-A for our Planned Regulation A Offering with the SEC under SEC File No. 024-11389, as amended by Amendment No. 1 to Form 1-A filed with the SEC on January 28, 2021, and as amended by Amendment No. 2 to Form 1-A filed with the SEC on March 22, 2021, and as amended by Amendment No. 3 to Form 1-A filed with the SEC on May 27, 2021, for a public offering pursuant to Regulation A of $15,000,000 aggregate principal amount of renewal bonds, $80,000 aggregate principle amount of demand bonds as rewards for eligible referrals (not for cash), and $59,920,000 aggregate principal amount of demand bonds.

“Worthy Renewal Bonds”

In January 2018, we commenced the 2018 Reg A+ Offering of $50 million aggregate principal amount of Worthy Renewal Bonds under our qualified Offering Statement (File No. 024-10766). On March 17, 2020, we completed the 2018 Reg A+ Offering of renewable worthy bonds. From January 2018 through March 17, 2020, we sold approximately $50 million aggregate principal amount of renewable worthy bonds to 12,285 investors. As of the date hereof, there is outstanding approximately $18,000,000 principal amount of renewable worthy bonds. In the event holders of existing renewable worthy bonds wish to renew their existing renewable worthy bonds, they will be issued Worthy Renewal Bonds in our Planned Regulation A Offering, except that the Worthy Renewal Bonds shall not be renewable for any additional terms to maturity. The Worthy Renewal Bonds:

●	are priced at $10.00 each;
●	represent a full and unconditional obligation of our Company;
●	bear interest at 5% per annum. For clarification purposes, we will pay interest on interest (compounded interest) and credit such interest to bondholders’ Worthy accounts;
●	have a three-year term;
●	are subject to repayment at any time at the demand of the holder;
●	are subject to redemption by us at any time;
●	are not payment dependent on any underlying small business or other loan; and
●	are unsecured.

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“Worthy Demand Bonds”

The Worthy Demand Bonds:

●	are priced at $10.00 each;
●	represent a full and unconditional obligation of our company;
●	bear interest at 5% per annum. For clarification purposes, we will pay interest on interest (compounded interest) and credit such interest to bondholders’ Worthy accounts;
●	are subject to repayment at any time at the demand of the holder;
●	are subject to redemption by us at any time;
●	are not payment dependent on any underlying small business or other loan; and
●	are unsecured.

In our Planned Regulation A Offering, we plan to offer up to (i) 5,992,000 of our Worthy Demand Bonds, with an aggregate principal amount of $59,920,000, for cash, (ii) 1,500,000 of our Worthy Renewal Bonds, with an aggregate principal amount of $15,000,000, to existing bondholders upon their extension of renewable bonds of the Company that they currently hold, and (iii) 8,000 of our Worthy Demand Bonds, with an aggregate principal amount of $80,000, as rewards under our Worthy Demand Bond Rewards Program (as described below) for eligible referrals (not for cash).

Except as otherwise provided herein, the Worthy Renewal Bonds and Worthy Demand Bonds will be subject to repayment at the demand of bond holders at any time. The bond holder will have the right to cause the Company to repay the bond upon five (5) days’ notice and the outstanding principal balance together with the interest earned through the repurchase date will be credited to the bondholder’s account within five (5) business days. If a bondholder holds Worthy Demand Bonds in the aggregate a principal amount greater than $50,000, the bondholder may not exercise its right to cause the Company to repurchase in excess of $50,000 of the Worthy Demand Bonds for a period of at least twelve months from the date of purchase.

We have created the Worthy Demand Bond Rewards Program (“Bond Rewards Program”) to provide (i) investors (each a “Referror”) who meet eligibility standards set forth herein the opportunity to receive Worthy Demand Bonds as a thank you for referring a friend or family member to open an account on the Worthy Fintech Platform to join the Worthy community and (ii) new members of the Worthy community (each a “Referree”) who meet eligibility standards set forth herein the opportunity to receive Worthy Demand Bonds as a thank you for opening an account on the Worthy Fintech Platform as a result of an eligible referral. The Referree would not be required to fund his or her account on the Worthy Fintech Platform in order for the Referror and the Referree to each receive a Bond Reward. In other words, the Referree would not be required to purchase a Worthy Demand Bond in order for the Referror and the Referree to each receive a Bond Reward. Each eligible Referror and eligible Referree will be entitled to receive an award of one Worthy Demand Bond valued at $10.00 each (each a “Bond Reward”) per eligible referral, subject to a limitation of 50 Worthy Demand Bonds per Referror account and Referree account per calendar year. Bond Rewards will be fulfilled through Worthy Demand Bonds issued under our offering statement in our Planned Regulation A Offering.

As Worthy Lending is a wholly owned subsidiary of the Company, we expect that the loans and other assets of Worthy Lending, and the returns from the operations of such loans and assets, will generally remain available to support and fund the payment obligations of the Company with respect to the Worthy Bonds. While there is no formal security agreement in place with respect to these loans and other assets within Worthy Lending (and while any current and future creditors of Worthy Lending may also have recourse to the assets of the entity), as the Company is the sole member of Worthy Lending we expect that the Company will retain the right at any time to cause the distribution of available funds from Worthy Lending up to the Company so that the Company may meet such payment obligations.

No Public Market

Although under Regulation A, the Worthy Bonds sold in the 2018 Reg A+ Offering, and the bonds we plan to sell in our Planned Regulation A Offering, are not restricted and are payable upon demand, Worthy Bonds are still highly illiquid securities. No public market has developed nor is expected to develop for Worthy Bonds, and we do not intend to list Worthy Bonds on a national securities exchange or interdealer quotational system. You should be prepared to hold your Worthy Renewal Bonds through their maturity dates or Worthy Demand Bonds until you demand repayment as the Worthy Renewal Bonds and Worthy Demand Bonds are expected to be highly illiquid investments.

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Employees

We currently have no full-time employees and no part-time employees. Staffing is currently provided to us by Worthy Management, Inc., a wholly owned subsidiary of our parent company.

Legal Proceedings

From time to time, we may become party to various lawsuits, claims and other legal proceedings that arise in the ordinary course of our business. We are not currently a party, as plaintiff or defendant, nor are we aware of any threatened or pending legal proceedings, other than the below mentioned, that we believe to be material or which, individually or in the aggregate, would be expected to have a material effect on our business, financial condition or results of operations if determined adversely to us.

On September 3, 2021, the Company had an action filed against Worthy Lending, LLC in the Superior Court of Delaware (the “Delaware Action”). The claims in the complaint include one count of breach of the participation agreement entered into between the participant and Worthy, as lender to non-party borrower, one count of fraudulent inducement as to the Participation Agreement and one count of fraudulent inducement as to an amendment to the Participation Agreement (the “First Amendment”). The Participation Agreement, as amended, allocates the loan 50/50 between Worthy and the participant. The participant seeks damages in an unstated amount, plus punitive damages and attorney’s fees, and demands that Worthy repurchase the participation interest for $1,737,031, as of July 1, 2021.

The claims in the Delaware Action arise primarily from allegations that Worthy should have adhered to a non-industry standard of care, which was not contained in the Participation Agreement or the First Amendment, for managing the credit and collecting accounts pledged as collateral for the underlying loan.

On October 15, 2021, Worthy filed an answer to the complaint, which included three counterclaims for breach of the Participation Agreement, and fraudulent inducement of the Participation Agreement and the First Amendment. After Worthy filed its answer and counterclaims and before the participant filed a reply to the counterclaims, the parties agreed to extend time to reply while they pursued mediation.

On January 24, 2022, the parties met remotely with a mediator, and agreed to stay the Delaware Action (assuming approval of the Delaware Court) until after a decision from the New York State Court of Appeals in a collection action brought by Worthy against one of the borrower’s account debtors. (Should the Delaware Court deny the request for a stay, Worthy and Lenders Funding will return to the same mediator to continue their efforts towards a resolution.) If the stay is approved by the Delaware Court and the New York Court of Appeals renders a favorable decision permitting Worthy to pursue collections from the borrower’s account debtors, then either party can move to lift the stay after 90 days have passed. The purpose of the stay and this timeline is to allow Worthy time to pursue collection of accounts from all of the borrower’s account debtors, and thereby reduce the amounts outstanding on the loan, for the benefit of both Worthy and the participant. If the New York Court of Appeals renders an unfavorable decision, then either party can move to lift the stay with thirty-days’ notice to the other party and the mediator.

The mediation agreement also provides that all rights, claims and defenses are preserved during the stay.

Worthy believes that the claims asserted in the participant’s complaint are without merit, and that Worthy’s counterclaims are valid, but that it is in both parties’ best interest to resolve their dispute outside of litigation and demonstrate a united front in pursuing collection of accounts from the borrower’s account debtors. At this time, we do not believe it is probable that there will be an unfavorable outcome of this suit.

At December 31, 2021, the Company is suing the aforementioned borrower for breach of promissory note and security agreement. The outstanding balance is approximately $1,800,000 and the reserve balance is approximately $1,615,000.

On January 11, 2021, WFI received a subpoena from the SEC in connection with Peerbackers Advisory, LLC (“Peerbackers”), a company that was wholly owned by WFI that was previously registered with the SEC as an investment adviser and did not conduct any business, requesting certain information from Peerbackers, WFI and its operating subsidiaries. Peerbackers did not conduct any business, withdrew its SEC registration in July 2020 and was dissolved on January 16, 2021. WFI is fully cooperating with the SEC’s request.

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Governmental Regulation

The sale of our Worthy Bonds is subject to federal securities laws. The distribution of our Worthy Bonds is also subject to the regulation by several states and we are registered as an issuer dealer in the State of Florida. The loans made by us are also subject to state usury laws. Changes in laws or regulations or the regulatory application or judicial interpretation of the laws and regulations applicable to us could adversely affect our ability to operate in the manner in which we intend to conduct business or make it more difficult or costly for us to participate in or otherwise make loans. A material failure to comply with any such laws or regulations could result in regulatory actions, lawsuits, and damage to our reputation, which could have a material adverse effect on our business and financial condition and our ability to participate in and perform our obligations to investors and other constituents.

Additionally, the collection, processing, storage, use, and disclosure of personal data could give rise to liabilities as a result of governmental regulation, conflicting legal requirements, or differing views of personal privacy rights. We receive, collect, process, transmit, store, and use a large volume of personally identifiable information and other sensitive data from borrowers and purchasers of the Worthy Bonds and services. There are federal, state, and foreign laws regarding privacy, recording telephone calls, and the storing, sharing, use, disclosure, and protection of personally identifiable information and sensitive data. Specifically, personally identifiable information is increasingly subject to legislation and regulations to protect the privacy of personal information that is collected, processed, and transmitted. Any violations of these laws and regulations may require us to change our business practices or operational structure, address legal claims, and sustain monetary penalties, or other harms to our business. The regulatory framework for privacy issues in the United States and internationally is constantly evolving and is likely to remain uncertain for the foreseeable future. The interpretation and application of such laws is often uncertain, and such laws may be interpreted and applied in a manner inconsistent with other binding laws or with our current policies and practices. If either we or our third-party service providers are unable to address any privacy concerns, even if unfounded, or to comply with applicable laws and regulations, it could result in additional costs and liability, damage our reputation, and harm our business.

COVID-19

On March 11, 2020, the World Health Organization designated the outbreak of the novel strain of coronavirus known as COVID-19 as a global pandemic. Governments and businesses around the world have taken unprecedented actions to mitigate the spread of COVID-19, including, but not limited to, shelter-in-place orders, quarantines, significant restrictions on travel, as well as restrictions that prohibit many employees from going to work. Uncertainty with respect to the economic impacts of the pandemic has introduced significant volatility in the financial markets. Many of our small business borrowers have been directly or indirectly affected by the COVID-19 pandemic due to the closures and reduced customer demand. The COVID-19 pandemic continues to negatively impact many of our small business borrowers. In March and April of 2020 due to the events surrounding the Coronavirus pandemic, the Company experienced much higher than usual bond redemptions. We have included the COVID-19 impacts as part of our calculation of the allowance for credit losses. While the extent to which COVID-19 impacts the Company’s future results will depend on future developments, the pandemic and associated economic impacts could result in a material impact to the Company’s future financial condition, results of operations and cash flows.

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Emerging Growth Company Status

We are an “emerging growth company” as defined in the JOBS Act, which permits us to elect not to be subject to certain disclosure and other requirements that otherwise would have been applicable to us had we not been an “emerging growth company.” These provisions include:

●	reduced disclosure about our executive compensation arrangements;
●	no non-binding advisory votes on executive compensation or golden parachute arrangements; and
●	exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting.

We may take advantage of these exemptions for up to five years or such earlier time as we are no longer an “emerging growth company.” We will qualify as an “emerging growth company” until the earliest of:

●	the last day of our fiscal year following the fifth anniversary of the date of completion of our Regulation A offering;
●	the last day of our fiscal year in which we have annual gross revenue of $1.0 billion or more;
●	the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt; or
●	the last day of the fiscal year in which we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, or the “Exchange Act.”

Under this definition, we are and will be an “emerging growth company” until as late as March 2025.

In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have irrevocably elected not to avail ourselves of this exemption from new or revised accounting standards and, therefore, we will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

RISK FACTORS

Investing in our securities involves risks. In addition to the other information contained in this annual report, you should carefully consider the following risks. The occurrence of any of the following risks might cause you to lose all or a part of your investment. Some statements in this annual report, including statements in the following risk factors, constitute forward-looking statements. Please refer to “Cautionary Statement Regarding Forward-Looking Statements” for more information regarding forward-looking statements.

Risks Related to our Industry

The lending industry is highly regulated. Changes in regulations or in the way regulations are applied to our business could adversely affect our business.

The sale of our Worthy Bonds is subject to federal securities laws. The distribution of our Worthy Bonds is also subject to the regulation by several states and we are registered as an issuer dealer in the State of Florida. The loans made by us are also subject to state usury laws.

Changes in laws or regulations or the regulatory application or judicial interpretation of the laws and regulations applicable to us could adversely affect our ability to operate in the manner in which we intend to conduct business or make it more difficult or costly for us to participate in or otherwise make loans. A material failure to comply with any such laws or regulations could result in regulatory actions, lawsuits, and damage to our reputation, which could have a material adverse effect on our business and financial condition and our ability to participate in and perform our obligations to investors and other constituents.

The initiation of a proceeding relating to one or more allegations or findings of any violation of such laws could result in modifications in our methods of doing business that could impair our ability to collect payments on our loans or to acquire additional loans or could result in the requirement that we pay damages and/or cancel the balance or other amounts owing under loans associated with such violation. We cannot assure you that such claims will not be asserted against us in the future.

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Worsening economic conditions may result in decreased demand for loans, cause borrowers’ default rates to increase, and harm our operating results.

Uncertainty and negative trends in general economic conditions in the United States and abroad, including significant tightening of credit markets, historically have created a difficult environment for companies in the lending industry. Many factors, including factors that are beyond our control, may have a detrimental impact on our operating performance. These factors include general economic conditions, unemployment levels, energy costs and interest rates, as well as events such as natural disasters, acts of war, terrorism, pandemic like the recent coronavirus (COVID-19) and catastrophes.

Our borrowers are primarily small businesses. Accordingly, our borrowers will historically have been, and may in the future may remain, more likely to be affected or more severely affected than large enterprises by adverse economic conditions. These conditions may result in a decline in the demand for loans by potential borrowers or higher default rates by borrowers.

There can be no assurance that economic conditions will remain favorable for our business or that demand for loans that we make or in which we may participate or default rates by borrowers will remain at current expected levels. Reduced demand for loans would negatively impact our growth and revenue, while increased default rates by borrowers may inhibit our access to capital and negatively impact our profitability. Further, if an insufficient number of qualified individuals and small businesses apply for loans, our growth and revenue would be negatively impacted.

The recent outbreak of COVID-19 may cause an overall decline in the economy as a whole, and may materially harm our business, results of operations and financial condition.

The Company’s operations may be affected by the recent and ongoing outbreak of COVID-19 which in March 2020, has been declared a pandemic by the World Health Organization. The ultimate disruption which may be caused by the outbreak is uncertain; however, it may result in a material adverse impact on the Company’s financial position, operations and cash flows.

Possible areas that may be affected include, but are not limited to, higher redemption rate of holders of the Worthy Bonds, a decline in the demand for loans by potential borrowers or higher default rates by borrowers, and unavailability of professional services and other resources. In addition, the employees of affiliated companies that provide services to us could be medically or mentally affected by the pandemic and may be required to work remotely. This situation could cause a reduction in productivity or the inability to complete critical tasks for the Company.

The entire actual effects of the spread of COVID-19 are difficult to assess at this time as the actual effects will depend on many factors beyond the control and knowledge of the Company. However, the spread of COVID-19, if it continues, may cause an overall decline in the economy as a whole and therefore may materially harm our business, results of operations and financial condition.

Competition for employees is intense, and we may not be able to attract and retain the highly skilled employees whom we need to support our business.

Currently, our staffing needs are provided to us by Worthy Management, Inc., a wholly owned subsidiary of our parent company. Prior to January 1, 2020, additional management and staffing were provided by our parent company at no cost to us. We may need to engage employees as our Company continues to grow. Competition for highly skilled personnel, especially data analytics personnel, is extremely intense, and we could face difficulty identifying and hiring qualified individuals in many areas of our business. We may not be able to hire and retain such personnel. Many of the companies with which we compete for experienced employees have greater resources than we have and may be able to offer more attractive terms of employment. In addition, we intend to invest significant time and expense in training our employees, which increases their value to competitors who may seek to recruit them. If we fail to retain our employees, we could incur significant expenses in hiring and training their replacements and the quality of our services and our ability to serve borrowers could diminish, resulting in a material adverse effect on our business.

We operate in a competitive market which may intensify, and competition may limit our ability to continue with our business model and have a material adverse effect on our business, financial condition, and results of operations.

We operate in a competitive market which may intensify, and competition may limit our ability to continue with our business model and have a material adverse effect on our business, financial condition, and results of operations. Our competitors may be able to have a lower cost for their services which would lead to borrowers choosing such other competitors over the Company. In addition, some of our competitors may have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of loans and investments, offer more attractive pricing or other terms and establish more relationships than us.

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Risks Related to Our Company

We may never become profitable.

We have not yet reached profitability. If we are unable to obtain or maintain profitability, we will not be able to attract investment, compete, or maintain operations.

We have a history of operating losses, our management has concluded that factors raise substantial doubt about our ability to continue as a going concern and our auditor has included an explanatory paragraph relating to our ability to continue as a going concern in its audit report for the years ended December 31, 2021 and 2020.

During the years ended December 31, 2021 and 2020, we generated revenues of approximately $1,387,536 and $2,504,634, respectively, and reported net losses of approximately $1,782,926 and $1,652,413, respectively, and negative cash flow used in operating activities of approximately $413,249 and positive cash provided by (used in) operations of approximately $216,605, respectively. As of December 31, 2021, we had a shareholder’s deficit and accumulated deficit of approximately $6,486,063 and $7,034,915, respectively. These conditions raise substantial doubt about the Company’s ability to continue as a going concern and our management has raised substantial doubt about our ability to continue as a going concern and our independent registered public accounting firm has included an explanatory paragraph relating to our ability to continue as a going concern in its audit report for a period of 12 months from the issuance date of the audit report with respect to our audited consolidated financial statements for the years ended December 31, 2021 and 2020. Our consolidated financial statements have been prepared assuming that we will continue as a going concern. No assurances can be given our operations will provide sufficient revenues to cover our operating expenses.

We have a limited operating history in a rapidly evolving industry, which makes it difficult to evaluate our future prospects and may increase the risk that we will not be successful.

We have a limited operating history in an evolving industry that may not develop as expected. Assessing our business and future prospects is challenging in light of the risks and difficulties we may encounter. These risks and difficulties include our ability to:

●	increase the number and total volume of loans and other credit products extended to borrowers;
●	improve the terms on which loans are made to borrowers as our business becomes more efficient;
●	increase the effectiveness of our direct marketing and lead generation through referral sources;
●	successfully develop and deploy new products;
●	favorably compete with other companies that are currently in, or may in the future enter, the business of lending to small businesses;
●	successfully navigate economic conditions and fluctuations in the credit market;
●	effectively manage the growth of our business; and
●	successfully expand our business into adjacent markets.

We may not be able to successfully address these risks and difficulties, which could harm our business and cause our operating results to suffer.

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If the information provided by borrowers is incorrect or fraudulent, we may misjudge a customer’s qualification to receive a loan, and our operating results may be harmed.

Our loan participation or loan decisions are based partly on information provided to us by loan applicants. To the extent that these applicants provide information to us in a manner that we are unable to verify, we may not be able to accurately assess the associated risk. In addition, data provided by third-party sources is a significant component of our underwriting process, and this data may contain inaccuracies. Inaccurate analysis of credit data that could result from false loan application information could harm our reputation, business, and operating results.

Our risk management efforts may not be effective.

We could incur substantial losses, and our business operations could be disrupted if we are unable to effectively identify, manage, monitor, and mitigate financial risks, such as credit risk, interest rate risk, liquidity risk, and other market-related risk, as well as operational risks related to our business, assets, and liabilities. To the extent our models used to assess the creditworthiness of potential borrowers do not adequately identify potential risks, the risk profile of such borrowers could be higher than anticipated. Our risk management policies, procedures, and techniques may not be sufficient to identify all of the risks we are exposed to, mitigate the risks that we have identified, or identify concentrations of risk or additional risks to which we may become subject in the future.

We rely on various referral sources and other borrower lead generation sources, including lending platforms.

Unlike banks and other larger competitors with significant resources, we rely on our smaller-scale marketing efforts, affinity groups, partners, and loan referral services to acquire borrowers. We do not have exclusive rights to referral services, and we cannot control which loans or the volume of loans we are sent. In addition, our competitors may enter into exclusive or reciprocal arrangements with their own referral services, which might significantly reduce the number of borrowers we are referred. Any significant reduction in borrower referrals could have an adverse impact on our loan volume, which will have a correspondingly adverse impact on our operations and our Company.

Our loans may be unsecured obligations of our borrowers.

We believe that some of our loans may be unsecured obligations of the borrowers. This means that, for those loans, we will not be able to foreclose on any assets of our borrowers in the event that they default. This limits our recourse in the event of a default. We may also attract borrowers who have fewer assets and may be engaged in less developed businesses than our peers. If we are unable to access collateral on our loans that default, our results of operations may be adversely impacted.

We are subject to a number of conflicts of interest arising out of our relationship with WFI and its subsidiaries which may not be resolved in our favor.

We are subject to a number of conflicts of interest arising out of our relationship with WFI and its subsidiaries, including the following:

●	WFI is our parent company and our sole shareholder. WFI is also the sole shareholder of Worthy Management, Worthy Peer Capital II, Inc., Worthy Community Bonds, Inc., Worthy Community Bonds II, Inc. and Worthy Property Bonds, Inc. Accordingly, its executive officers and directors have fiduciary obligations to a number of entities. This potential conflict of interest poses a risk that the executive officers and directors may exercise their fiduciary duties in favor of affiliated entities rather than us even though they have fiduciary duties to us;

●	Worthy Peer Capital II, Inc.’s, Worthy Community Bonds, Inc.’s Worthy Community Bonds II, Inc.’s and Worthy Property Bonds, Inc’s. business is similar to ours and we may be competing for borrowers with them. This potential conflict of interest poses a risk that such borrowers may borrow from Worthy Peer Capital II, Inc., Worthy Community Bonds, Inc. or Worthy Community Bonds II, Inc. rather than us;

●	our executive officers and directors are also executive officers and directors of Worthy Peer Capital II, Inc., Worthy Community Bonds, Inc., Worthy Community Bonds II, Inc., Worthy Property Bonds, Inc. and Worthy Management and they do not devote all of their time and efforts to our company. This potential conflict of interest poses a risk that the executive officers and directors may devote an insufficient amount of time and effort to operating our company because they are too busy devoting their time and effort to the operations of our affiliates; and

●	the terms of the Management Services Agreement with Worthy Management were not negotiated on an arms-length basis and the amounts to be reimbursed thereunder will be equal to the costs incurred by Worthy Management in paying for the staff and office expenses for the Company under the Management Services Agreement, will be determined by our executive officers and directors who are also executive officers and directors of Worthy Management notwithstanding that they are executive officers and directors of both our Company and Worthy Management. This potential conflict of interest poses a risk that the amount to be reimbursed by our company under the Management Services Agreement may be determined by the executive officers and directors to be higher in the absence of an arms-length arrangement at the expense of our Company.

There are no assurances that any conflicts which may arise will be resolved in our favor, which could adversely affect our operations. In addition, bondholders have no right to vote upon or receive notice of any corporate actions we may undertake which they might otherwise have if they owned equity in our Company.

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A significant disruption in our computer systems or a cybersecurity breach could adversely affect our operations.

We rely extensively on our computer systems to manage our loan origination and other processes. Our systems are subject to damage or interruption from power outages, computer and telecommunications failures, computer viruses, cyber security breaches, vandalism, severe weather conditions, catastrophic events and human error, and our disaster recovery planning cannot account for all eventualities. If our systems are damaged, fail to function properly or otherwise become unavailable, we may incur substantial costs to repair or replace them, and may experience loss of critical data and interruptions or delays in our ability to perform critical functions, which could adversely affect our business and results of operations. Any compromise of our security could also result in a violation of applicable privacy and other laws, significant legal and financial exposure, damage to our reputation, loss or misuse of the information and a loss of confidence in our security measures, which could harm our business.

Our ability to protect the confidential information of our borrowers and investors may be adversely affected by cyber-attacks, computer viruses, physical or electronic break-ins or similar disruptions.

We process certain sensitive data from our borrowers and investors. While we have taken steps to protect confidential information that we receive or have access to, our security measures could be breached. Any accidental or willful security breaches or other unauthorized access to our systems could cause confidential borrower and investor information to be stolen and used for criminal purposes. Security breaches or unauthorized access to confidential information could also expose us to liability related to the loss of the information, time-consuming and expensive litigation and negative publicity. If security measures are breached because of third-party action, employee error, malfeasance or otherwise, or if design flaws in our software are exposed and exploited, our relationships with borrowers and investors could be severely damaged, and we could incur significant liability.

Because techniques used to sabotage or obtain unauthorized access to systems change frequently and generally are not recognized until they are launched against a target, we may be unable to anticipate these techniques or to implement adequate preventative measures. In addition, federal regulators and many federal and state laws and regulations require companies to notify individuals of data security breaches involving their personal data. These mandatory disclosures regarding a security breach are costly to implement and often lead to widespread negative publicity, which may cause borrowers and investors to lose confidence in the effectiveness of our data security measures. Any security breach, whether actual or perceived, would harm our reputation, we could lose borrowers and investors and our business and operations could be adversely affected.

Any significant disruption in service on our platform or in our computer systems, including events beyond our control, could prevent us from processing or posting payments on loans, reduce the attractiveness of our marketplace and result in a loss of borrowers or investors.

In the event of a system outage and physical data loss, our ability to perform our servicing obligations, process applications or make loans available would be materially and adversely affected. The satisfactory performance, reliability and availability of our technology are critical to our operations, customer service, reputation and our ability to attract new and retain existing borrowers and investors.

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Any interruptions or delays in our service, whether as a result of third-party error, our error, natural disasters or security breaches, whether accidental or willful, could harm our relationships with our borrowers and investors and our reputation. Additionally, in the event of damage or interruption, our insurance policies may not adequately compensate us for any losses that we may incur. Our disaster recovery plan has not been tested under actual disaster conditions, and we may not have sufficient capacity to recover all data and services in the event of an outage. These factors could prevent us from processing or posting payments on the loans, damage our brand and reputation, divert our employees’ attention, reduce our revenue, subject us to liability and cause borrowers and investors to abandon our marketplace, any of which could adversely affect our business, financial condition and results of operations.

We contract with third parties to provide services related to our online web lending and marketing, as well as systems that automate the servicing of our loan portfolios. While there are material cybersecurity risks associated with these services, we require that our vendors provide industry-leading encryption, strong access control policies, Statement on Standards for Attestation Engagements (SSAE) 16 audited data centers, systematic methods for testing risks and uncovering vulnerabilities, and industry compliance audits to ensure data and assets are protected. To date, we have not experienced any cyber incidents that were material, either individually or in the aggregate.

If our estimates of loan receivable losses are not adequate to absorb actual losses, our provision for loan receivable losses would increase, which would adversely affect our results of operations.

We maintain an allowance for loans receivable losses. To estimate the appropriate level of allowance for loan receivable losses, we consider known and relevant internal and external factors that affect loan receivable collectability, including the total amount of loan receivables outstanding, historical loan receivable charge-offs, our current collection patterns, and economic trends. If customer behavior changes as a result of economic conditions and if we are unable to predict how the unemployment rate, housing foreclosures, and general economic uncertainty may affect our allowance for loan receivable losses, our provision may be inadequate. Our allowance for loan receivable losses is an estimate, and if actual loan receivable losses are materially greater than our allowance for loan receivable losses, our financial position, liquidity, and results of operations could be adversely affected.

We will face increasing competition of affiliated and non-affiliated parties and, if we do not compete effectively, our operating results could be harmed.

We compete with other companies that lend to small businesses. These companies include traditional banks, merchant cash advance providers, and newer, technology-enabled lenders. In addition, other technology companies that lend primarily to individual consumers, such as Lending Club and Prosper Marketplace, have already begun to focus, or may in the future focus, their efforts on lending to small businesses. If we are not able to compete effectively with our competitors, our operating results could be harmed.

The business of our affiliates, namely Worthy Peer Capital II, Inc., Worthy Community Bonds, Inc., and Worthy Community Bonds II, Inc., is similar to ours and we may be competing for borrowers and business opportunities with such affiliates in light of the fact that such affiliates and our Company are under the common ownership, control and management of WFI. Worthy Management, Inc. merely advances certain operating costs including salaries and rent and allocates expenses monthly among the operating affiliates under its management services agreement with them. Worthy Management, Inc. does not manage any other aspect of the other operating affiliates. There is a risk that potential borrowers and business opportunities may be allocated to our affiliates rather than us by WFI. If we are not able to compete effectively with our affiliates, our operating results could be harmed.

Many of our competitors have significantly more resources and greater brand recognition than we do and may be able to attract borrowers more effectively than we do.

When new competitors seek to enter one of our markets, or when existing market participants seek to increase their market share, they sometimes undercut the pricing and/or credit terms prevalent in that market, which could adversely affect our market share or ability to explore new market opportunities. Our pricing and credit terms could deteriorate if we act to meet these competitive challenges. Further, to the extent that the fees we pay to our strategic partners and borrower referral sources are not competitive with those paid by our competitors, whether on new loans or renewals or both, these partners and sources may choose to direct their business elsewhere. All of the foregoing could adversely affect our business, results of operations, financial condition, and future growth.

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The collection, processing, storage, use, and disclosure of personal data could give rise to liabilities as a result of governmental regulation, conflicting legal requirements, or differing views of personal privacy rights.

We receive, collect, process, transmit, store, and use a large volume of personally identifiable information and other sensitive data from borrowers and purchasers of the Worthy Bonds and services. There are federal, state, and foreign laws regarding privacy, recording telephone calls, and the storing, sharing, use, disclosure, and protection of personally identifiable information and sensitive data. Specifically, personally identifiable information is increasingly subject to legislation and regulations to protect the privacy of personal information that is collected, processed, and transmitted. Any violations of these laws and regulations may require us to change our business practices or operational structure, address legal claims, and sustain monetary penalties, or other harms to our business.

The regulatory framework for privacy issues in the United States and internationally is constantly evolving and is likely to remain uncertain for the foreseeable future. The interpretation and application of such laws is often uncertain, and such laws may be interpreted and applied in a manner inconsistent with other binding laws or with our current policies and practices. If either we or our third-party service providers are unable to address any privacy concerns, even if unfounded, or to comply with applicable laws and regulations, it could result in additional costs and liability, damage our reputation, and harm our business.

We are reliant on the efforts of Sally Outlaw and Alan Jacobs.

We rely on our management team and need additional key personnel to grow our business, and the loss of key personnel or inability to hire key personnel could harm our business. We believe our success has depended, and continues to depend, on the efforts and talents of our executive officers, Sally Outlaw, our Chief Executive Officer, and Alan Jacobs, our Executive Vice President and President of our Worthy Lending LLC subsidiary. Ms. Outlaw and Mr. Jacobs have expertise that could not be easily replaced if we were to lose any or all of their services.

The nature of our business may subject us to regulation as an investment company pursuant to the Investment Company Act of 1940.

We believe that we fall within the exception of an investment company provided by Section 3(c)(5)(A) and/or Section 3(c)(5)(B) of the Investment Company Act of 1940. Section 3(c)(5)(A) provides an exemption for a company that is primarily engaged in purchasing or otherwise acquiring notes, drafts, acceptances, open accounts receivable and other obligations representing part or all of the sales price of merchandise, insurance, and services. Section 3(c)(5)(B) provides an exemption for a company that is primarily engaged in making loans to manufacturers, wholesalers and retailers of and to prospective purchasers of specified merchandise and/or services. To a lesser extent (not more than 40%) we may also make secured loans to other types of borrowers provided the amount and nature of such loans does not cause us to lose our exemption from the registration requirements of the Investment Company Act of 1940. If for any reason we fail to meet the requirements of the exemptions provided by Section 3(c)(5)(A) and/or 3(c)(5)(B) we will be required to register as an investment company and be excluded from the Regulation A exemption from full registration of our bonds, which could materially and adversely affect our proposed plan of business.

Compliance with Regulation A and reporting to the SEC could be costly.

Compliance with Regulation A could be costly and requires legal and accounting expertise. We have limited experience complying with the provisions of Regulation A or making the public filings required by the rule since the SEC qualified our prior Regulation A+ offering. We must continue to file an annual report on Form 1-K, a semiannual report on Form 1-SA, and current reports on Form 1-U.

Our legal and financial staff may need to be increased in order to comply with our Regulation A reporting requirements. Compliance with Regulation A will also require greater expenditures on outside counsel and outside auditors in order to remain in compliance. Failure to remain in compliance with Regulation A may subject us to sanctions, penalties, and reputational damage and would adversely affect our results of operations.

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We are required to publicly report on an ongoing basis under the reporting rules set forth in Regulation A for Tier 2 issuers. Therefore, we are subject to ongoing public reporting requirements that are less rigorous than Exchange Act rules for companies that are not “emerging growth companies,” and our investors could receive less information than they might expect to receive from exchange traded public companies.

We are required to publicly report on an ongoing basis under the reporting rules set forth in Regulation A for Tier 2 issuers. The ongoing reporting requirements under Regulation A are more relaxed than for “emerging growth companies” under the Exchange Act. The differences include, but are not limited to, being required to file only annual and semiannual reports, rather than annual and quarterly reports. Annual reports are due within 120 calendar days after the end of the issuer’s fiscal year, and semiannual reports are due within 90 calendar days after the end of the first six months of the issuer’s fiscal year. Therefore, our investors could receive less information than they might expect to receive from exchange traded public companies.

We are subject to the risk of fluctuating interest rates, which could harm our business operations.

We expect to generate net income from the difference between the interest rates we charge borrowers or otherwise make from our permissible investments, including loan origination fees paid by borrowers, and the interest we pay to the holders of Worthy Bonds. Due to fluctuations in interest rates, we may not be able to charge borrower’s an interest rate sufficient for us to generate income, which could harm our planned business operations.

Any Bond Rewards received as a result of the Bond Rewards Program could have adverse tax consequences to the recipient.

There is some uncertainty about the appropriate treatment of these Bond Rewards for income purposes. Recipients may be subject to tax on the value of Bond Rewards. If you receive Worthy Demand Bonds under the Bond Rewards Program, upon receipt you will generally realize taxable income equal to the fair market value of the Worthy Demand Bonds. Your participation in the Bond Rewards Program may increase the complexity of your tax filings and may cause you to be ineligible to file Internal Revenue Service Form 1040-EZ, if you would otherwise be eligible to file such form.

Risks Related to Worthy Bonds

The characteristics of the Worthy Bonds, including no maturity date (as to Worthy Demand Bonds), maturity (as to Worthy Renewal Bonds), interest rate, lack of collateral security or guarantee, and lack of liquidity, may not satisfy your investment objectives.

The Worthy Bonds may not be a suitable investment for everyone. The characteristics of the notes, including no maturity date (as to Worthy Demand Bonds), maturity (as to Worthy Renewal Bonds), repayable at on demand, redeemable by us, interest rate, lack of collateral security or guarantee, and lack of liquidity, may not satisfy everyone’s investment objectives. The Worthy Bonds may not be a suitable investment based on a purchase’s ability to withstand a loss of interest or principal or other aspects of their financial situation, including income, net worth, financial needs, investment risk profile, return objectives, investment experience and other factors.

The amount of repayments that bond holders demand at a given time may exceed the amount of funds we have available to make such payments which may result in a delay in repayment or loss of investment to the bond holders.

We will use our commercially reasonable efforts to maintain sufficient cash and cash equivalents on hand to honor repayment demands of bond holders. We set aside approximately 20% of Worthy Bonds sales in cash and cash equivalents. However, in the event there are more demands for repayment to meet than our cash and cash equivalents on hand available, we may be required to (i) liquidate some of our publicly traded investments, loan portfolio, and other investments, (ii) seek commercial banks and non-bank lending sources, such as insurance companies, private equity funds and private lending organizations, for the provision of credit facilities, including, but not limited to, lines of credit, pursuant to which funds would be advanced to us, or (iii) seek capital contributions from our parent company, WFI.

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During the year ended December 31, 2021, the Company received redemption requests totaling approximately $22,213,000. The Company funded these redemption requests using cash and cash equivalents, by liquidating publicly traded securities and by liquidating loans.

In the event that the above sources of funds to honor repayments cannot be realized within the time frame of the repayment requests of bond holders, bond holders might have to wait for repayment until the above sources are realized. If the above sources do not generate enough funds to honor bond holders’ requests for repayment, there is a risk that the bond holders may lose some or all of their investment in the Worthy Bonds.

Holders of Worthy Bonds are exposed to the credit risk of our Company.

Worthy Bonds are our full and unconditional obligations. If we are unable to make payments required by the terms of the notes, holders will have an unsecured claim against us. Worthy Bonds are therefore subject to non-payment by us in the event of our bankruptcy or insolvency. In an insolvency proceeding, there can be no assurances that holders will recover any remaining funds. Moreover, your claim may be subordinate to that of any senior creditors and any secured creditors to the extent of the value of their security.

The Worthy Bonds are unsecured obligations.

The Worthy Bonds do not represent an ownership interest in any specific Worthy loans, their proceeds, or their assets. The Worthy Bonds are unsecured general obligations of Worthy only and not any Worthy borrower. The Worthy Bonds will be general unsecured obligations and will rank equally with all of our other unsecured debt unless such debt is senior to or subordinate to the Worthy Bonds by their terms. We may issue secured debt in our sole discretion without notice to or consent from the holders of Worthy Bonds. Therefore, as unsecured obligations, there is no security to be provided to the holders of the Worthy Bonds.

There is no public market for Worthy Bonds, and none is expected to develop.

Worthy Bonds are newly issued securities. Although under Regulation A the securities are not restricted, Worthy Bonds are still highly illiquid securities. No public market has developed nor is expected to develop for Worthy Bonds, and we do not intend to list Worthy Bonds on a national securities exchange or interdealer quotation system. Holders should be prepared to hold their Worthy Bonds as Worthy Bonds are expected to be highly illiquid investments.

Holders of the Worthy Bonds have no voting rights.

Holders of the Worthy Bonds have no voting rights and therefore will have no ability to control the Company. The Worthy Bonds do not carry any voting rights and therefore the holders of the Worthy Bonds will not be able to vote on any matters regarding the operation of the Company. Bondholders have no right to vote upon or receive notice of any corporate actions we may undertake which you might otherwise have if you owned equity in our Company.

There is a risk that the Worthy Website and the Worthy APP may be hacked.

We receive, collect, process, transmit, store, and use a large volume of personally identifiable information and other sensitive data from borrowers and purchasers of the Worthy Bonds and services on the Worthy Website and the Worthy App. There is a risk that the Worthy Website and the Worthy APP may be hacked. The Worthy Bonds are stored by us and will remain in our custody for ease of administration. In today’s environment, cyberattacks are perpetrated by identity thieves, unscrupulous contractors and vendors, malicious employees, business competitors, prospective insider traders and market manipulators, so-called “hacktivists,” terrorists, state-sponsored actors and others. Many companies that utilize technology in the business operations, such as ours are subject to the risk that they may be hacked. Even the most diligent cybersecurity efforts will not address all cyber risks that the Company faces. We cannot assure you that we’ll be able to prevent any such hacks by third parties, and if we experience these hacks, the effects would cause an adverse effect on our business operations and will jeopardize the privacy of our users data, and can lead to us having to cease operations altogether.

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The Worthy Bond Holders may be subject to a servicing fee upon transfer.

The Worthy Bonds are transferable except a servicing fee of up to 1% may be charged for the transfer of Worthy Bonds to third parties, which charge would only be made against accrued interest.

Because the Worthy Bonds have no sinking fund, insurance, or guarantee, holders could lose all or a part of your investment if we do not have enough cash to pay.

There is no sinking fund, insurance or guarantee of our obligation to make payments on the Worthy Bonds. We will not contribute funds to a separate account, commonly known as a sinking fund, to make interest or principal payments on the Worthy Bonds. The Worthy Bonds are not certificates of deposit or similar obligations of, and are not guaranteed or insured by, any depository institution, the Federal Deposit Insurance Corporation, the Securities Investor Protection Corporation, or any other governmental or private fund or entity. Therefore, if you invest in the Worthy Bonds, you will have to rely only on our cash flow from operations and possible funding from WFI, our parent company, for repayment of principal and interest upon your demand of repayment or upon redemption by us. If our cash flow from operations and possible funding from WFI, our parent company, are not sufficient to pay any amounts owed under the Worthy Bonds, then holders may lose all or part of your investment.

By purchasing Worthy Bonds unless holders opted-out in accordance with the terms of the investment agreement used to purchase bonds from the Company, you are bound by the arbitration provisions contained therein, which limits your ability to bring class action lawsuits or seek remedies on a class basis and waives the right a trial by jury.

Unless holders opted-out in accordance with the terms of the investment agreement used to purchase bonds from the Company, you are bound by the arbitration, jury waiver and class action waiver provisions contained therein. Pursuant to the terms of the foregoing, the holders of Worthy Bonds and the Company will agree to (i) resolve disputes of the holders of Worthy Bonds through binding arbitration or small claims court, instead of through courts of general jurisdiction or through a class action and (ii) waive the right to a trial by jury and to participate in any class action, except in cases that involve personal injury. Pursuant to the terms of the foregoing, if a holder of Worthy Bonds does not agree to the terms of the arbitration provision, the holder of Worthy Bonds may opt-out of the arbitration provision by sending an arbitration opt-out notice to the Company within thirty (30) days of the holder’s first electronic acceptance of the investment agreement. If the opt-out notice is not received within thirty (30) days, the holder of Worthy Bonds will be deemed to have accepted all terms of the arbitration provision, including the class action and jury waiver. If the investor opts out of the arbitration provision, the investor has also opted out of the jury trial and class action waivers. As arbitration provisions in commercial agreements have generally been respected by federal courts and state courts of Florida, we believe that the arbitration provision is enforceable under federal law and the laws of the State of Florida. Although holders of Worthy Bonds will be subject to the arbitration provisions of the investment agreement, the arbitration provisions do not preclude holders of Worthy Bonds from pursuing claims under the U.S. federal securities laws in federal courts. THE ARBITRATION PROVISION OF THE INVESTOR AGREEMENT IS NOT INTENDED TO BE DEEMED A WAIVER BY ANY HOLDER OF WORTHY BONDS OF THE COMPANY’S COMPLIANCE WITH THE U.S. FEDERAL SECURITIES LAWS AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER. THE ARBITRATION PROVISION OF THE WORTHY DEMAND BOND INVESTOR AGREEMENT DO NOT APPLY TO CLAIMS BROUGHT UNDER THE EXCHANGE ACT AND SECURITIES ACT.

The investment agreement provides that, to the extent permitted by law, each party to same waives the right to a jury trial or class action of any claim they may have against us arising out of or relating to our Worthy Bonds or the agreement. If we were to oppose a jury trial or class action demand based on such waiver, the court would determine whether the waiver was enforceable based upon the facts and circumstances of that case in accordance with applicable state and federal law, including whether a party knowingly, intelligently and voluntarily waived the right to a jury trial or class action. The bondholders of Worthy Bonds will be subject to these provisions of the investor agreement to the extent permitted by applicable law. THE WAIVER OF THE RIGHT TO A JURY TRIAL AND CLASS ACTION CONTAINED IN THE INVESTOR AGREEMENT IS NOT INTENDED TO BE DEEMED A WAIVER BY ANY HOLDER OF WORTHY BONDS OF THE COMPANY’S COMPLIANCE WITH THE U.S. FEDERAL SECURITIES LAWS AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER. THE JURY WAIVER AND CLASS ACTION WAIVER PROVISIONS OF THE WORTHY DEMAND BOND INVESTOR AGREEMENT DO NOT APPLY TO CLAIMS BROUGHT UNDER THE EXCHANGE ACT AND SECURITIES ACT.

If the investor opts out of the arbitration provision, the investor has also opted out of the jury trial and class action waivers. In the event that an investor does not opt-out, as described above, the rights of the adverse bond holder to seek redress in court would be severely limited. These restrictions on the ability to bring a class action lawsuit may result in increased costs and/or reduced remedies, to individual investors who wish to pursue claims against the Company.

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Item 2.	Management’s Discussion and Analysis of Financial Condition and Results of Operations.

You should read the following discussion and analysis of our consolidated financial condition and consolidated results of operations together with our consolidated financial statements and the related notes and other financial information included elsewhere in this annual report.

The following discussion of our financial condition and results of operations should be read in conjunction with the consolidated financial statements and the notes to those statements that are included elsewhere in this annual report. Our discussion includes forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those set forth under the Risk Factors, Cautionary Notice Regarding Forward-Looking Statements and Business sections in this annual report. We use words such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could,” and similar expressions to identify forward-looking statements. Our future operating results, however, are impossible to predict and no guaranty or warranty is to be inferred from those forward-looking statements.

Background and Overview

Our business model is centered around providing loans for small businesses, including (i) loans to manufacturers, wholesalers, and retailers secured by inventory, accounts receivable and/or equipment; and (ii) purchase order financing. The retail inventory financing is a form of asset-based lending that allows retailers and wholesalers to use inventory as collateral to obtain a line of credit from us. To a lesser extent we may also provide (i) secured loans to other borrowers; (ii) acquire equity interests in real estate; (iii) make fixed income and/or equity investments; and (iv) provide other types of loans, provided the amount and nature of such activities do not cause us to lose our exemption from regulations as an investment company pursuant to the Investment Company Act of 1940.

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A summary of the Company’s loan portfolio at December 31, 2021 and at December 31, 2020, disaggregated by class of financing receivable, are as follows:

	Loans to U.S Wholesalers, Retailers and Manufacturers - secured by Inventory and Equipment	Loans to U.S Wholesalers, Retailers and Manufacturers - secured by Accounts Receivable	Loans to U.S Wholesalers, Retailers and Manufacturers - secured by Purchase Order / Trade Financing	Total	Loans to Real Estate Developers Secured by First Mortgages
Outstanding December 31, 2021

Loans	$3,350,524	2,808,915	-	$6,159,439	$983,493

Allowance for loan losses	$1,951,903	2,537,710	-	$4,489,613	$8,400

Total Loans, net	$1,398,621	271,205	-	$1,669,826	$975,093

Percentage of total outstanding loans receivable	54%	46%	-		-

Percentage of total outstanding Mortgage loans receivable	-	-	-		100%

Outstanding December 31, 2020

Loans	$6,396,719	$2,966,548	$-	$9,363,267	$2,145000

Allowance for loan losses	$1,616,127	$1,761,763	$-	$3,377,890	$9,200

Total Loans, net	$4,780,592	$1,204,785	$-	$5,985,377	$2,135,800

Percentage of total outstanding loans receivable	80%	20%	-		N/A

Percentage of total outstanding Mortgage loans receivable	-	-	-		100%

In September 2018, we began deploying the capital we raised through the sale of our renewable bonds during 2018 we also began generating revenue from our operations. Through December 31, 2019, we also continued to deploy that capital through additional loan and financing arrangements for small businesses. Through December 31, 2021 and 2020, we have also continued to deploy that capital through additional loan and financing arrangements for small businesses which are described in the notes to the consolidated financial statements appearing elsewhere in this annual report.

We are also investing approximately 20% of the cash we have on hand in short-term, lower risk, lower return investments, such as bonds, government securities and certificates of deposit and similar instruments, and public preferred stock and public equity instruments in an effort to generate sufficient interest on these funds to pay the bond interest pending utilization of the cash to fund loans or other investments with a greater return.

History and Recent Developments

On June 9, 2016, in connection with the formation of the Company, the Company issued 1,000,000 shares of its common stock, par value $0.0001 per share (“Common Stock”), to WFI in exchange for a total of $100.

Through December 31, 2017 we were engaged in organizational activities. During 2018 we achieved several important milestones in the implementation of our business model.

In January 2018, the Company commenced a Regulation A+ offering of $50,000,000 aggregate principal amount of renewable bonds under its qualified Offering Statement (File No. 024-10766) (“2018 Reg A+ Offering”).

On January 2, 2020, the Company entered into a Management Services Agreement (the “Management Services Agreement”) with Worthy Management Inc., a Florida corporation and an affiliate and a wholly owned subsidiary of our parent company (“Worthy Management”). Pursuant to the Management Services Agreement, Worthy Management agreed to provide the Company staff and office facilities, including all equipment and supplies, that are reasonable, necessary or useful for the day-to-day operations of the business of the Company, subject to such written direction provided by the Company to Worthy Management (collectively the “Services”).

The Company agreed to pay Worthy Management a monthly management services fee, equal to the costs of Worthy Management incurred by it in providing the staff and office expenses as included in the Services. The term of the Management Services Agreement commenced on January 1, 2020 and shall end on December 31, 2024 (the “Initial Term”). At the end of the Initial Term, the Management Services Agreement automatically renews for successive one-year terms, unless either party delivers written notice to the other party at least ninety (90) days prior to the end of the Initial Term or any additional term as renewed.

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On February 20, 2020, the Company entered into a Stock Redemption Agreement (the “Redemption Agreement”) with its parent company and sole shareholder, WFI pursuant to which the Company agreed to redeem 999,900 shares of its outstanding common stock par value $0.0001 per share (the “Common Stock”) out of the 1,000,000 shares of Common Stock held by WFI, from WFI, in exchange for $1.00, which resulted in WFI continuing to hold 100 shares of the Company’s Common Stock after the Redemption Agreement.

On February 24, 2020, the Company filed a Certificate of Amendment to its Certificate of Incorporation (the “Amendment”) with the State of Delaware to reduce its total number of shares of stock which the Company is authorized to issue to 100 shares of Common Stock. Prior to the Amendment, the Company had total authorized stock of 6,000,000, of which 5,000,000 were Common Stock and of which 1,000,000 were preferred stock. Pursuant to the Amendment, series of preferred stock may be created and issued from time to time with such designations, preferences and rights as shall be stated in a resolution adopted by the Company’s Board of Directors.

On March 17, 2020, the Company completed the 2018 Reg A+ Offering of renewable bonds. From January 2018 through March 17, 2020, the Company sold approximately $50,000,000 aggregate principal amount of renewable bonds to 12,285 investors in the 2018 Reg A+ Offering.

Notwithstanding the completion of the Reg A+ Offering, we inadvertently sold after March 17, 2020, $594,240 more than the maximum offering amount allowable under the Offering Statement due to a coding error as to redemption transactions in our software. As a result of the oversubscription, on March 25, 2020, we rescinded the purchase and sale of the oversubscribed bonds by refunding and crediting the accounts of the 2,250 purchasers of the oversubscribed bonds their respective investment amounts, without any deduction therefrom, and cancelling the oversubscribed bonds.

On March 11, 2020, the World Health Organization declared the COVID-19 outbreak to be a global pandemic which continues to spread throughout the U.S. and the globe. In addition to the devastating effects on human life, the pandemic is having a negative ripple effect on the global economy, leading to disruptions and volatility in the global financial markets. Most U.S. states and many countries have issued policies intended to stop or slow the further spread of the disease such as issuing temporary executive orders that, among other stipulations, effectively prohibit in-person work activities for most industries and businesses, having the effect of suspending or severely curtailing operations. COVID-19 and the U.S.’s response to the pandemic are significantly affecting the economy. There are no comparable events that provide guidance as to the effect the COVID-19 pandemic may have, and, as a result, the ultimate effect of the pandemic is highly uncertain and subject to change. The extent of the ultimate impact of the pandemic on the Company’s operational and financial performance will depend on various developments, including the duration and spread of the outbreak, which cannot be reasonably predicted at this time. The ultimate disruption which may be caused by the outbreak is uncertain; however, it may result in a material adverse impact on the Company’s financial position, operations and cash flows. Possible areas that may be affected include, but are not limited to, higher redemption rate of holders of our renewable bonds, a decline in the demand for loans by potential borrowers or higher default rates by borrowers, and unavailability of professional services and other resources. In addition, the employees of affiliated companies that provide services to us could be medically or mentally affected by the pandemic and may be required to work remotely. This situation could cause a reduction in productivity or the inability to complete critical tasks for the Company. Many of our small business customers have been directly or indirectly affected by the COVID-19 pandemic due to the closures and reduced customer demand. In March and April of 2020 due to the events surrounding the COVID-19 pandemic, the Company experienced much higher than usual bond redemptions. During the second quarter of 2020, the COVID-19 pandemic continued to negatively impact many of our small business customers. While the extent to which COVID-19 impacts the Company’s future results will depend on future developments, the pandemic and associated economic impacts could result in a material impact to the Company’s future financial condition, results of operations and cash flows.

On December 16, 2020, we filed an Offering Statement on Form 1-A with the SEC for our Planned Regulation A Offering, under SEC File No. 024-11389, as amended by Amendment No. 1 to Form 1-A filed with the SEC on January 28, 2021, and as amended by Amendment No. 2 to Form 1-A filed with the SEC on March 22, 2021, for a public offering pursuant to Regulation A of $15,000,000 aggregate principal amount of renewal bonds and $59,920,000 aggregate principal amount of demand bonds. We refer to this planned offering herein as our “Planned Regulation A Offering.”

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Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern.

The Company generated net losses and had cash used in operations of approximately $1,783,000 and $413,000, respectively, for the year ended December 31, 2021. At December 31, 2021 we had a shareholder’s deficit and accumulated deficit of approximately $6,486,000 and $7,035,000, respectively, and total liabilities exceeded total assets by approximately $6,486,000. These conditions raise substantial doubt about the Company’s ability to continue as a going concern for a period of twelve months from the issuance date of this report. During 2022, the Company continues to incur losses, however in 2021, the Company has filed a Form 1-A Regulation A Offering Statement which, if qualified, will allow the Company to raise additional funds.

In response to the losses incurred in 2021, 2020 and 2019, the Company continues to constantly evaluate and monitor its cash needs and existing cash burn rate, in order to make adjustments to its operating expenses. Also, in the second quarter of 2019, the Company’s loans receivable and investments began to generate revenue. Cash on hand was approximately $1,942,000 at December 31, 2021. This cash was obtained through the sale of our Worthy Bonds and the collection of interest and dividends on our outstanding loans and investments.

No assurances can be given that the Company will achieve success, without seeking additional financing. There also can be no assurances that the Form 1-A will result in additional financing or that any additional financing if required, can be obtained, or obtained on reasonable terms acceptable to the Company. These consolidated financial statements do not include adjustments related to the recoverability and classifications of assets or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Operating Results

Year Ended December 31, 2021 Compared to Year Ended December 31, 2020

Operating Revenue

Interest on loans receivable

Interest on loans receivable for the year ended December 31, 2021 was $1,182,999, compared to $2,115,806, for the year ended December 31, 2020, a decrease of $932,807 from the year ended December 31, 2020. This decrease was the direct result of our decreased loan portfolio.

At December 31, 2021, our loans receivable held for investments gross balance and mortgage loans held for investments gross balance were $6,159,439 and $983,493. Our loans receivable held for investments, net of loan loss reserve balance and mortgage loans held for investment net of loan loss reserve were $1,669,826 and $975,093 respectively, which was a decrease of $4,315,551 and $1,160,707, respectively from December 31, 2020. At December 31, 2020 our loans receivable held for investments, net balance and mortgage loans held for investment were $5,985,377 and $2,135,800, respectively.

Loan fees

For the year ended December 31, 2021, loan fees totaled $204,538 as compared to $388,828 for the year ended December 31, 2020, this $184,290 decrease was due to decreased loans earning fees in the fiscal year ended December 31, 2021 as compared to fiscal year ended December 31, 2020.

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Cost of Revenue

Interest expense on bonds

Interest expense on bonds for the year ended December 31, 2021 was $901,016, a decrease of $408,294 from the year ended December 31, 2020. Interest expense on bonds for the year ended December 31, 2020 was $1,309,320. The decrease is the direct result of less bonds outstanding at December 31, 2021 as compared to December 31, 2020.

Provision for loan losses

The provision for loan losses for the year ended December 31, 2021 is $1,443,707 as compared to $1,740,881 for the year ended December 31, 2020.

Operating Expenses

Our operating expenses decreased substantially from $1,652,685 to $1,090,122 in the year ended December 31, 2021 as compared to the year ended December 31, 2020.

This decrease is primarily attributable to decreases of approximately $64,000 in sales and marketing expenses, approximately $339,000 in compensation and related costs, approximately $160,000 in general and administrative expenses. The decrease in sales and marketing expenses is directly related to bonds being sold out in March 2020 and not offering additional bonds in 2020 or 2021, as sales and marketing is primarily to support bond sales. The decrease in compensation and related expenses and general and administrative expenses is also the result of not having an active bond offering. Going forward we expect our general and administrative expenses to increase as a result of the continued expansion of our operations. However, we are unable at this time to quantify these expected increases.

Other Income (Expenses)

Realized and Unrealized gains (losses) on investments, net

For the years ended December 31, 2021 and December 31, 2020 our net unrealized gains on investments, net of losses were $46,640 and $321,484, respectively. Realized gains, net of losses is $56,951 for the year ended December 31, 2021 versus $49,131 for the year ended December 31, 2020.

Interest and Dividends on Investments

Interest and Dividends on Investments for the year ended December 31, 2021 is $140,802 as compared to $152,946 for the year ended December 31, 2020.

Liquidity and Capital Resources

At December 31, 2021, we had total shareholder’s deficit of approximately $6,486,000 as compared to a total shareholder’s deficit of approximately $4,711,000 at December 31, 2020.

Our total assets decreased from approximately $16,360,000 at December 31, 2020 to approximately $8,798,000 at December 31, 2020, which includes approximately $1,941,606 cash on hand at December 31, 2021 as compared to approximately $1,688,283 of cash on hand at December 31, 2020.

We had approximately $6,499,000 of loans receivable held for investment, net of loan loss reserve, mortgage loans held for investment, net of loan loss reserve, interest receivable, net and other investments on our balance sheet at December 31, 2021. Our total liabilities decreased by approximately $5,787,000 during the year ended December 31, 2021 as compared to the year ended December 31, 2020, which is principally related to the decrease in bond liabilities partially offset by the increase in accrued interest. We do not have any commitments for capital expenditures.

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Our consolidated shareholders’ deficit and working capital deficiency are the result of initial and early-stage operating sales of bonds (a liability) at a more rapid pace than the proceeds from the sale of bonds could be effectively invested in income generating loans and investments. These deficiencies are also the result of an increase to our loan loss provision, in connection with our increasing loan portfolio. The combination of interest payable on the bonds and operating expenses initially generate working capital deficit. .

To date, the working capital deficit has been funded by capital infusions to the Company, from its parent (WFI), through funds raised by the parent in a variety of equity, debt, and convertible debt financings. One of the primary uses of proceeds of a pending offering by the parent company is to provide additional capital to the Company and to reduce or eliminate the shareholders’ deficit.

Years Ended December 31, 2021 and December 31, 2020

Summary of cash flows

	Year Ended December 31, 2021	Year Ended December 31, 2020
Net cash (used) in provided by operating activities	$(413,249)	$216,605
Net cash (used) in provided by investing activities	$6,579,103	$1,813,795
Net cash (used) in provided by financing activities	$(5,912,530)	$(7,844,308)

In both the year ended December 31, 2021 and the year ended December 31, 2020, net cash provided by (used) in operating activities was used primarily to fund our losses. Net cash (used in) provided by investing activities in the year ended December 31, 2021 and 2020 represent primarily loans made, loan principal pay downs and sales of investment securities together with the purchase of investment securities. Net cash (used in) provided by financing activities in the year ended December 31, 2021 and 2020 represent primarily proceeds and redemptions of bond liabilities.

Significant accounting policies

Our significant accounting policies are fully described in Note 3 to our consolidated financial statements appearing elsewhere in this Annual Report, and we believe those accounting policies are critical to the process of making significant judgments and estimates in the preparation of our consolidated financial statements.

The preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (“US-GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of expenses during the reporting periods. Actual results could differ from those estimates. Estimates which are particularly significant to the consolidated financial statements include, but are not limited to, assessing the collectability of loans and interest receivable, due from related parties, the useful lives of property and equipment, the estimate of the fair value of the lease liability and related right of use asset, the estimate of our internal labor based loan origination costs and estimates of the valuation allowance on deferred tax assets.

Revenue Recognition

We recognize revenue in accordance with the guidance in FASB ASC 942 “Financial Services – Depository Lending.”

We generate revenue primarily through interest earned, loan origination fees and collateral management fees for monitoring the underlying collateral related to the loan.

For term loans, we recognize interest income, loan fee income and collateral management fee income over the terms of the underlying loans. Loan fees and collateral management fees are reflected as non-interest income in our statements of operations.

Loan origination fees typically include due diligence, appraisal and legal fees. Associated costs primarily include costs directly related to evaluating the financial performance of the prospective borrower, preparing and processing loan documentation, employees’ compensation directly related to the loan and costs paid to third parties for legal and appraisal services. The fees and the costs are netted as deferred revenue and amortized into revenue over the life of the loan.

We also generate revenue through interest and dividends on investments and realized and unrealized gains on investments, which is all included in other income (expense) in the statement of operations.

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Cash and cash equivalents

Cash and cash equivalents include checking, savings, unrestricted deposits with investment-grade financial institutions, institutional money market funds, certificates of deposit and other short term interest bearing products. We consider all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents.

Investments

On January 1, 2018 the Company adopted ASU 2016-01 “Financial Instruments – Overall” which requires unrealized gains and losses from equity securities to be recognized in operations.

Investments consist of various debt and equity investments. Management determines the appropriate classification of the securities at the time they are acquired and evaluates the appropriateness of such classifications at each balance sheet date. Investments in equity securities with a readily determinable fair value, not accounted for under the equity method, are recorded at that fair value with unrealized gains and losses included in earnings. For equity securities without a readily determinable fair value, the investment is recorded at cost, less any impairment, plus or minus adjustments related to observable transactions for the same or similar securities, with unrealized gains and losses included in earnings. Equity securities where the fair market value or net asset value are not available are carried at cost, subject to impairment valuation. The Company classifies its debt investments as available-for-sale pursuant to ASC 320, Investments – Debt and Equity Securities. Debt securities are classified as held to maturity, at unamortized cost on the consolidated balance sheet if (i) the Company has the intent and ability to hold the investments for a period of at least 1 year and (ii) the contractual maturity date of the investments is greater than 1 year. Debt securities are carried at fair value or amortized cost with unrealized gains or losses recorded as other comprehensive income or loss in equity. Realized gains and losses are included in other income or expense in the consolidated statement of operations on a specific-identification basis.

The Company reviews securities that are not measured at fair value for other-than-temporary impairment whenever the fair value of a security is less than the amortized cost and evidence indicates that a security’s carrying amount is not recoverable within a reasonable period of time. Other-than-temporary impairments of investments are recognized in the consolidated statements of operations if the Company has experienced a credit loss, has the intent to sell the security, or if it is more likely than not that the Company will be required to sell the security before recovery of the amortized cost basis. Evidence considered in this assessment includes reasons for the impairment, compliance with the Company’s investment policy, the severity and the duration of the impairment and changes in value subsequent to the end of the period.

Loans Receivable Held for Investment

Loans held for investment consist of term loans that require monthly or weekly interest payments. We have both the ability and intent to hold these loans to maturity. When we originate a term loan, the borrower grants us a security interest in its assets which we may perfect by publicly filing a financing statement. Loans held for investment are carried at amortized cost, reduced by a valuation allowance for loan losses estimated as of the consolidated balance sheet dates.

Included in loans held for investment are loans that we participate in with other asset based lenders. Also included in loans held for investment is the netting of a borrower loan balance when we participate out a portion of a loan receivable, as the participant becomes responsible for the portion of the balance that they agree to participant in.

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Mortgage Loans Held for Investment

Mortgage loans held for investment consist of loans secured by a mortgage in the real estate, and is located in the state of Florida. These loans typically have a maturity date of 1 to 2 years, pay interest at rates between 8.5% and 10.5% and are serviced by an outside, unrelated party. These loans require monthly interest payments to us. We have both the ability and intent to hold these loans to maturity. These loans are carried at amortized cost, reduced by a valuation allowance for loan losses, if deemed necessary, estimated as of the consolidated balance sheet dates.

Accrued Interest Receivable

In accordance with ASC 360-20-30-5A, the Company includes, in the reserves for loans receivable an amount attributed to accrued interest receivable.

In accordance with ASC 360-20-35-8A, the Company has an accounting policy election, at the class of financing receivable, to write off accrued interest receivables by recognizing credit loss expense.

Loan Origination Fees and Cost

Loan Fees are charged to the borrowers during loan originations. These fees are offset against related loan costs incurred by the Company and then deferred as deferred revenue to be recognized as loan fee revenues over the term of the loan. Direct loan origination costs include but are not limited to costs directly related to evaluating the financial performance of the prospective borrower, preparing and processing loan documentation and employees’ compensation directly related to the loan.

Allowance for Loan Losses

The allowance for loan losses (“ALLL”) is established with respect to our loans held for investment through charges to the provision for loan losses in compliance with ASC 326 “Financial Instruments – Credit Losses.” Loan losses are charged against the ALLL when we believe that the future collection of principal is unlikely. Subsequent recoveries, if any, are credited to the ALLL. We evaluate the creditworthiness of our portfolio on an individual loan basis and on a portfolio basis. The allowance is subjective as it requires material estimates, including such factors as historical trends, known and inherent risks in the loan portfolio, adverse situations that may affect borrowers’ ability to repay and current economic conditions. Other qualitative factors considered may include items such as uncertainties in forecasting and modeling techniques, changes in portfolio composition, business conditions and emerging trends. Recovery of the carrying value of loans is dependent to a great extent on conditions that may be beyond our control. Any combination of the aforementioned factors may adversely affect our loan portfolio resulting in increased delinquencies and loan losses and could require additional provisions for loan losses, which could impact future periods.

Past Due and Non-Accrual Loans Receivable

Loans receivable are considered past due when a borrower hasn’t made a principal or interest payment for 90 days. The Company considers a loan to be non-performing and put on non-accrual status when management believes collectability is not probable. Management predicts probability of collectability through qualitative and quantitative criteria, including whether the loan is in past due status, borrower financial condition including net collateral to loan balance, personal or corporate validity or other guarantees, our experience with the borrower, quality of borrower internal credit review system, quality of borrower management, and external operating environment.

When a loan is placed on non-accrual status, we cease accruing interest and a reserve on interest receivable is established.

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Item 3.	Directors and Officers.

Directors and Executive Officers

Our executive officers and directors are as follows:

Name	Age	Position	Term of Office

Sally Outlaw	58	Chief Executive Officer, Co-Founder, Director	Since June 2016

Alan Jacobs	80	Executive Vice President, Chief Operating Officer, Director	Since June 2016

Sally Outlaw was a co-founder of the Company has served as our chief executive officer and director since inception. Ms. Outlaw also serves as the President, Chief Executive Officer and a member of the Board of Directors of Worthy Peer Capital II, Inc., Worthy Community Bonds, Inc., and Worthy Community Bonds II, Inc. since October 2019, June 30, 2020, and November 2, 2020. In addition, since 2016, she has served as Chief Executive Officer of WFI where she engages in defining long term strategy, product development and implementing the company vision. Furthermore, since October 2019, Ms. Outlaw has served as President, Chief Executive Officer and a member of the Board of Directors of Worthy Management. From October 2010 to December 2015, she was the president of Peerbackers LLC, which engaged in all aspects of crowd funding and provides services to help clients navigate the world of crowd finance including the capital and investment opportunities offered through The JOBS ACT. Ms. Outlaw was also president and CEO of Peerbackers Advisory LLC, formerly an inactive SEC-registered investment advisor and a wholly owned subsidiary of WFI prior to the voluntary dissolution of Peerbackers Advisory LLC on January 16, 2021. Ms. Outlaw received her B.A. in Communications and Media Studies from the University of Minnesota in 1984 and holds a Series 65 license as a Registered Investment Advisor. Ms. Outlaw brings knowledge and experience in the financial industry, which we believe is of great value to our Company.

Alan Jacobs serves as our executive vice president, chief operating officer and director since inception. He also serves as the president of our Worthy Lending LLC subsidiary. In addition, Mr. Jacobs has served as the Executive Vice President, Chief Operating Officer and a member of the Board of Directors of Worthy Peer Capital II, Inc., Worthy Community Bonds, Inc. and Worthy Community Bonds II, Inc. since October 2019, June 30, 2020, and November 2, 2020, respectively. Furthermore, he serves as the president of Worthy Peer Capital II, Inc.’s subsidiary Worthy Lending II, LLC, Worthy Community Bonds, Inc.’s subsidiary Worthy Lending III, LLC, and Worthy Community Bonds II, Inc.’s subsidiary Worthy Lending IV, LLC. Moreover, since October 2019 he has also served as Executive Vice President, Chief Operating Officer and a member of the Board of Directors of Worthy Management. For more than the past five years he has been engaged as a business consultant for various early stage companies. From 2016 to 2018 Mr. Jacobs was the Founder and President of CorpFin Management Group where he was focused on business development, strategic planning and corporate management. From September 2014 to December 2015, Mr. Jacobs was associated with ViewTrade Securities, a FINRA registered broker-dealer where he was focused on advisory and corporate services. Prior to that time and for more than 30 years, Mr. Jacobs was associated with several FINRA registered broker-dealers including Ladenburg Thalman, Josephthal & Company, and Capital Growth Securities. Mr. Jacobs received his bachelor’s degree from Franklin and Marshall College in 1963 and law degree from Columbia University in 1966. He was also president of Wheelchair Fitness Inc. and director of business development of SSTI, Inc. from 2015 to 2018. Mr. Jacobs brings knowledge and experience in the financial industry, which we believe is of great value to our Company.

The term of office of each director is until the next annual election of directors and until a successor is elected and qualified or until the director’s earlier death, resignation or removal. Officers are appointed by the Board of Directors and serve at the discretion of the Board. There are no family relationships between any of the executive officers and directors.

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Worthy Lending

In addition to Mr. Jacobs, Worthy Lending, LLC has an additional officer:

Jungkun (“Jang”) Centofanti. Ms. Centofanti, 52, has served as Worthy Lending’s senior vice president and chief administrative officer since August 2018. Ms. Centofanti also serves as the Senior Vice President, Chief Administrative Officer and Secretary of Worthy Peer Capital II, Inc., Worthy Community Bonds, Inc., and Worthy Community Bonds II, Inc. since October 2019, June 30, 2020, and November 2, 2020, respectively. In addition, she is Senior Vice President and Chief Administrative Officer of Worthy Lending II, LLC, Worthy Lending III, LLC, and Worthy Lending IV, LLC. Furthermore, since October 2019, Ms. Centofanti has served as Senior Vice President, Chief Administrative Officer and Secretary of Worthy Management. Moreover, since January 2017, she has served as Vice President of our parent, WFI. Ms. Centofanti has more than 25 years of operational and management experience, which we believe is of great value to our Company. From September 2016 to July 2018 she was Senior Vice President of CorpFin Management Group, a South Florida-based business development and strategic planning company where she handled all aspects of administration, and from January 2017 to July 2018 she served as Vice President of Wheelchair Fitness Solution Inc. Prior to joining CorpFin Management Group, from 2011 to June 2015 she was Administrative and Customer Service Manager for DU20 Holistic Oasis, and from 2004 until 2010 she was Preschool Director for Hazel Crawford School, both South Florida-based companies. Ms. Centofanti received an Associate of Science in Fashion Marketing and Business from the Art Institute of Fort Lauderdale in 1989.

Family Relationships

None.

Involvement in Certain Legal Proceedings

No executive officer, member of the board of directors or control person of our Company has been involved in any legal proceeding listed in Item 401(f) of Regulation S-K in the past 10 years.

Conflicts Of Interest

We are subject to a number of conflicts of interest arising out of our relationship with WFI and its subsidiaries, including the following:

●	WFI is our parent company and our sole shareholder. WFI is also the sole shareholder of Worthy Management, Worthy Peer Capital II, Inc., Worthy Community Bonds, Inc. Worthy Community Bonds II, Inc. and Accordingly, its executive officers and directors have fiduciary obligations to a number of entities; Worthy Property Bonds, Inc.

●	Worthy Peer Capital II, Inc.’s, Worthy Community Bonds, Inc.’s Worthy Community Bonds II, Inc.’s and Worthy Property Bonds, Inc’s business is similar to ours and we may be competing for borrowers with them;

●	our executive officers and directors are also executive officers and directors of Worthy Peer Capital II, Inc., Worthy Community Bonds, Inc., Worthy Community Bonds II, Inc., Worthy Property Bonds, Inc. and Worthy Management and they do not devote all of their time and efforts to our Company; and

●	the terms of the Management Services Agreement with Worthy Management were not negotiated on an arms-length basis and the amounts to be reimbursed thereunder will be equal to the costs incurred by Worthy Management in paying for the staff and office expenses for the Company under the Management Services Agreement, will be determined by our executive officers and directors who are also executive officers and directors of Worthy Management notwithstanding that they are executive officers and directors of both our Company and Worthy Management.

There are no assurances that any conflicts which may arise will be resolved in our favor. In addition, as a bondholder you have no right to vote upon or receive notice of any corporate actions we may undertake which you might otherwise have if you owned equity in our Company.

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Compensation of Directors And Executive Officers

Our directors and executive officers will not be separately compensated by us. Under the terms of the Management Services Agreement, Worthy Management agreed to provide to the Company certain management services, personnel and office facilities, including all equipment and supplies, which are reasonable, necessary or useful for the day-to-day operations of the business of the Company, subject to such written direction provided by the Company to Worthy Management. Pursuant to the Management Services Agreement, the Company agreed to reimburse Worthy Management for the costs incurred by Worthy Management in paying for the staff and office expenses for the Company under the Management Services Agreement. There is no interest rate or maturity associated with the obligations to reimburse Worthy Management under the Management Services Agreement. The reimbursement amount under the Management Services Agreement, will be equal to the costs incurred by Worthy Management in paying for the staff and office expenses under the Management Services Agreement for the Company and will consist of both a to-be-determined portion of the annual salaries and employee benefits of our executive officers and the other personnel employed by Worthy Management based upon the amount of time they devote to us, as well as a pro-rata allocation of office expenses. We have not yet determined the amount of this monthly reimbursement amount as it will be based on the costs incurred by Worthy Management in paying for the staff and office expenses for the Company under the Management Services Agreement and as Worthy Management has not yet determined salary payment amounts or the benefits it’ll provide to our executive officers and the other personnel employed by Worthy Management. Our directors will not receive additional compensation for their Board services. We do not expect that this management sharing arrangement will change in the foreseeable future. As of December 31, 2020, rather than having accrued reimbursable costs, we prepaid to Worthy Management approximately $110,000 of future reimbursable costs that will be incurred by Worthy Management. To date, we have paid Worthy Management $869,000 pursuant to the Management Services Agreement.

Item 4.	Security Ownership of Management and Certain Securityholders.

At April 27, 2022, the Company had 100 shares of our common stock issued and outstanding which are held by WFI. The following table sets forth information regarding the beneficial ownership of WFI’s common stock by:

●	each person known by us to be the beneficial owner of more than 5% of its common stock;

●	each of its directors;

●	each of its named executive officers; and

●	WFI’s named executive officers and directors as a group.

As of April 27, 2022, there were 2,775,888 shares of WFI’s common stock issued and outstanding. Unless specified below, the business address of each of WFI’s stockholders is c/o the Company at One Boca Commerce Center, 551 NW 77th Street, Suite 212, Boca Raton, Florida 33487. The percentages in the table have been calculated on the basis of treating as outstanding for a particular person, all shares of WFI’s common stock outstanding on that date and all shares of its common stock issuable to that holder in the event of exercise of outstanding options, warrants, rights or conversion privileges owned by that person at that date which are exercisable within 60 days of that date. Except as otherwise indicated, the persons listed below have sole voting and investment power with respect to all shares of WFI’s common stock owned by them, except to the extent that power may be shared with a spouse.

	Common Stock
Name and Address of Beneficial Owner	Shares	%
Sally Outlaw	1,073,196	38.7%
Alan Jacobs	544,742	19.6%
Jungkun (“Jang”) Centofanti (1)	112,532	3.9%
Todd Lazenby (2)	20,000	*
Dara Albright (2)	20,000	*
Stefanie Crowe (2)	20,000	*
All WFI officers and directors as a group (seven persons) (1)(2)	1,808,202	65.1%
Pohlman Living Trust (3)	200,000	7.2%
Jack W. Richards and Susan Richards	380,712	13.7%

(1)	Includes 70,932 shares issuable upon the exercise of vested stock options.

(2)	Non-executive member of WFI’s Board of Directors.

(3)	Dr. Randolph H. Pohlman holds voting and dispositive control over securities held of record by the trust.

*Equal to or less than 1%.

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Item 5.	Interest of Management and Others in Certain Transactions.

During the year ended December 31, 2019, the Company received equity cash contributions of $325,000 from WFI.

During the year ended December 31, 2019, WFI forgave $26,425 of parent company debt, which was recorded as capital contributions.

On January 2, 2020, we entered into Management Services Agreement (the “Management Services Agreement”) with Worthy Management, an affiliate. The Management Services Agreement is deemed operative beginning on January 1, 2020 and is described earlier in this annual report. The terms of the Management Services Agreement with Worthy Management were not negotiated on an arms-length basis and the amounts to be reimbursed thereunder will be equal to the costs incurred by Worthy Management in paying for the staff and office expenses for the Company under the Management Services Agreement.

Under the terms of the Management Services Agreement, Worthy Management agreed to provide to the Company certain management services, personnel and office facilities, including all equipment and supplies, that are reasonable, necessary or useful for the day-to-day operations of the business of the Company, subject to such written direction provided by the Company to Worthy Management. Pursuant to the Management Services Agreement, the Company agreed to reimburse Worthy Management for the costs incurred by Worthy Management in paying for the staff and office expenses for the Company under the Management Services Agreement. There is no interest rate or maturity associated with the obligations to reimburse Worthy Management under the Management Services Agreement. As of December 31, 2020, rather than having accrued reimbursable costs, we prepaid to Worthy Management approximately $110,000 of future reimbursable costs that will be incurred by Worthy Management. To date, we have paid Worthy Management $869,000 pursuant to the Management Services Agreement.

On April 1, 2020, we entered into a verbal agreement with WFI to pay a license fee to WFI in the amount of $10 per active user per year. In September of 2021 the Company amended the agreement, including making it a written agreement. The amendment changes the payment terms to $4 per registered user per year.

At December 31, 2020, we had approximately $110,000 due from Worthy Management, approximately $1,800 due from another sister company, $100,000 due from our CEO and $100,000 due from our COO. The $110,000 due from Worthy Management is a non-interest bearing advance that will cover future expenses incurred by Worthy Management on behalf of the Company. The $100,000 due from each of the CEO and COO are Notes Receivable accruing interest at 10% per annum. The notes are due August 26, 2022. The notes are secured by 101,772 and 101,771 of the common stock of Worthy Financial, Inc., secured by certificate number 24 and 25, evidencing ownership of such shares by the officers. The shares are being held by Worthy Lending, LLC to the extent of the obligation. As of December 31, 2020, the accrued interest on these loans totals $26,667.

Due from related parties at December 31, 2021 of $168,961 includes $31,039 due to sister companies, $100,000 due from our CEO and $100,000 due from our COO. The $100,000 due from each of the CEO and COO are Notes Receivable accruing interest at 10% per annum. The notes are due August 26, 2022. The notes are secured by 203,544 and 203,542 shares of the common stock of Worthy Financial, Inc., secured by certificate number 24 and 25, evidencing ownership of such shares by the officers. The shares are being held by Worthy Lending, LLC to the extent of the obligation. As of December 31, 2021, the accrued interest on these loans totals $46,667, which is reflected as interest receivable – related parties.

The foregoing transactions are described in detail in the notes to the consolidated financial statements appearing later in this report.

Item 6.	Other Information.

None.

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Item 7.	Financial Statements.

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Report of Independent Registered Public Accounting Firm

To the Shareholder and the Board of Directors of:

Worthy Peer Capital, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Worthy Peer Capital, Inc. and Subsidiary (the “Company”) as of December 31, 2021 and 2020, the related consolidated statements of operations, changes in shareholder’s deficit, and cash flows, for each of the two years in the period ended December 31, 2021, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2021 and 2020, and the consolidated results of its operations and its cash flows for each of the two years in the period ended December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2, to the consolidated financial statements, the Company has a net loss and net cash used in operations of approximately $1,780,000 and $413,000, respectively, for the year ended December 31, 2021. The Company also had a shareholder’s deficit and an accumulated deficit of approximately $6,486,000 and $7,035,000, respectively, and total liabilities exceeded total assets by approximately $6,486,000 at December 31, 2021. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s Plan regarding these matters is also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Valuation of loans and mortgage loans and related accrued interest receivable

As described in Footnote 3 “Allowance for Loan Losses” and in Footnote 6 “Loans Receivable and Mortgage Loans Held for Investment”, to the consolidated financial statements, the Company’s consolidated loans and mortgage loans receivable and accrued interest receivable balances, net of the related $4,872,710 allowance for loan losses, was $2,848,468 at December 31, 2021. Loans and mortgage loans held for investment and related accrued interest receivable balances are evaluated by management for collectability periodically and at year-end. The determination of the valuation of these balances requires management to make significant estimates and assumptions related to the intent and ability of the borrowers to pay the amounts due to the Company.

We identified the valuation of loans and mortgage loans and related accrued interest receivable as a critical audit matter. Auditing management’s judgments regarding the intent and ability of the borrowers to pay the amounts due to the Company involved a high degree of complexity and subjectivity.

The primary procedures we performed to address this critical audit matter included (a) reviewed management’s process for developing an estimate of the loan loss allowance to be recorded including management’s use of internal risk ratings and credit quality indicators and the information management uses to develop these ratings and indicators, (b) sent audit confirmation letters to a sample of borrowers, (c) reviewed the promissory notes and related legal documents including any collateral related documents for our sample of borrowers, and (d) reviewed and verified the historical and subsequent collection history through the date of our procedures for our sample of borrowers and correlated this history to management’s process of developing the loan loss allowance.

/S/ Salberg & Company, P.A.

SALBERG & COMPANY, P.A.

We have served as the Company’s auditor since 2018.

Boca Raton, Florida

April 27, 2022

2295 NW Corporate Blvd., Suite 240 ● Boca Raton, FL 33431-7328

Phone: (561) 995-8270 ● Toll Free: (866) CPA-8500 ● Fax: (561) 995-1920

www.salbergco.com ● info@salbergco.com

Member National Association of Certified Valuation Analysts ● Registered with the PCAOB

Member CPAConnect with Affiliated Offices Worldwide ● Member AICPA Center for Audit Quality

F-1

Worthy Peer Capital, Inc. and Subsidiary

Consolidated Balance Sheets

	As of
	December 31, 2021	December 31, 2020
ASSETS

ASSETS
Cash	$1,941,606	$1,688,283
Loans receivable held for investment, net of $4,489,613 and $3,377,890 reserve at December 31, 2021 and 2020, respectively	1,669,826	5,985,377
Mortgage loans held for investment, net of $8,400 and $9,200 reserve at December 31, 2021 and 2020, respectively	975,093	2,135,800
Investments	3,650,687	5,625,332
Interest receivable, net of $374,697 and $195,106 reserve at December 31, 2021 and December 31, 2020	203,549	388,741
Interest receivable - related parties	46,667	26,667
Due from related parties, net	168,961	311,644
Right to use asset	125,399	180,071
Property and equipment, net	4,574	6,366
Security deposit	11,618	11,618
TOTAL ASSETS	$8,797,980	$16,359,899

LIABILITIES AND SHAREHOLDER’S DEFICIT

LIABILITIES
Bond liabilities	$13,859,630	19,772,160
Accounts payable	17,130	184,106
Accrued expenses	57,771	48,663
Accrued interest	1,221,334	826,961
Deferred revenue	2,779	58,962
Lease liability	125,399	180,071
TOTAL LIABILITIES	15,284,043	21,070,923

Commitments and contingencies (Note 13)	-	-

Shareholder’s Deficit
Common Stock, par value $0.0001, 100 shares authorized, and 100 shares issued and outstanding	-	-
Additional paid-in capital	540,965	540,965
Accumulated Other Comprehensive Income (loss)	7,887	-
Accumulated deficit	(7,034,915)	(5,251,989)
Total Shareholder’s Deficit	(6,486,063)	(4,711,024)

TOTAL LIABILITIES AND SHAREHOLDER’S DEFICIT	$8,797,980	$16,359,899

The accompanying notes are an integral part of these consolidated financial statements

F-2

Worthy Peer Capital, Inc. and Subsidiary

Consolidated Statements of Operations

	Year ended December 31, 2021	Year ended December 31, 2020

Operating Revenue
Interest on loans receivable	$1,182,999	$2,115,806
Loan fees	204,538	388,828

Total operating revenue	1,387,537	2,504,634

Cost of Revenue
Interest expense on bonds	901,026	1,309,320
Provision for loan losses	1,443,707	1,740,881

Total cost of revenue	2,344,733	3,050,201

Net revenue	(957,196)	(545,567)

Operating expenses
General and administrative expenses	545,880	705,541
Compensation and related expenses	537,546	876,664
Sales and marketing	6,697	70,480

Total operating expenses	1,090,123	1,652,685

Other Income (Expense)
Interest income - related party	20,000	20,000
Interest and dividends on investments	140,802	152,946
Interest on cash	1	2,278
Realized gains (losses) on investments, net	56,950	49,131
Unrealized gains (losses) on investments, net	46,640	321,484

Total other income (expenses)	264,393	545,839

Net Loss	$(1,782,926)	$(1,652,413)

Net loss per common share	$(17,829.26)	$(16,524.13)
Weighted average number of shares outstanding	100	100

The accompanying notes are an integral part of these consolidated financial statements

F-3

Worthy Peer Capital, Inc. and Subsidiary

Consolidated Statements of Changes in Shareholder’s Deficit

For the Years Ended December 31, 2021 and 2020

	Common Shares	Common Stock, Par	Additional Paid in Capital	Accumulated Other Comprehensive Income (loss)	Accumulated Deficit	Total

Balance at December 31, 2019	100	-	540,965	-	(3,599,576)	(3,058,611)

Net loss	-	-	-	-	(1,652,413)	(1,652,413)

Balance at December 31, 2020	100	-	$540,965	$-	$(5,251,989)	$(4,711,024)

Unrealized gains on available for sale debt securities	-	-	-	7,887	-	7,887

Net loss	-	-	-	-	(1,782,926)	(1,782,926)

Balance at December 31,2021	100	-	540,965	7,887	(7,034,916)	(6,486,063)

The accompanying notes are an integral part of these consolidated financial statements

F-4

Worthy Peer Capital, Inc. and Subsidiary

Consolidated Statements of Cash Flows

	Year ended December 31, 2021	Year ended December 31, 2020

Cash flows from operating activities:
Net loss	$(1,782,926)	$(1,652,413)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Bonds issued for marketing service	-	11,030
Depreciation expense	1,793	1,793
Provision for loan losses	1,443,707	1,740,881
Unrealized (gains) losses on marketable securities, net	(46,640)	(321,484)
Changes in working capital items:
Prepaid expense	-	5,286
Other receivable	-	75,000
Interest receivable	(189,505)	(473,759)
Interest receivable - related party	(20,000)	(20,000)
Accrued interest	394,373	736,023
Deferred revenue	(56,183)	18,045
Accrued expenses	9,108	(76,001)
Accounts payable	(166,977)	172,204

Net cash provided by (used in) operating activities	(413,250)	216,605

Cash flows from investing activities:
Purchase of investments	(905,027)	(5,645,201)
Sale of investments	2,934,199	4,802,000
Proceeds/(Payments) to related parties	142,683	388,356
Loan pay downs	6,487,751	12,995,089
Loan disbursements	(2,080,503)	(10,726,448)

Net cash provided by (used in) investing activities	6,579,103	1,813,795

Cash flows from financing activities:
Proceeds from bonds	-	14,368,407
Redemptions of bonds	(5,912,530)	(22,212,715)

Net cash used in financing activities	(5,912,530)	(7,844,308)

Net change in cash	253,323	(5,813,908)

Cash at beginning of year	1,688,283	7,502,191

Cash at end of year	$1,941,606	$1,688,283

Supplemental Disclosures of Cash Flow Information:

Cash paid for interest	$506,653	$242,720
Cash paid for taxes	$-	$-

Supplemental Non-Cash Investing and Financing Information	-	-

The accompanying notes are an integral part of these consolidated financial statements

F-5

WORTHY PEER CAPITAL, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2021

NOTE 1. ORGANIZATION AND NATURE OF OPERATIONS

Worthy Peer Capital, Inc., a Delaware corporation, (the “Company,” “WPC”, “we,” or “us”) was founded on June 9, 2016. On August 27, 2018, the Company organized Worthy Lending, LLC, a Delaware limited liability company, as a wholly owned subsidiary. Through our wholly owned subsidiary Worthy Lending, LLC (“WL”), we make secured loans, primarily to small business borrowers. We sell Worthy Bonds in $10.00 increments on a continuous basis directly through our Worthy Peer Capital website via computer or the Worthy App., to fund our loans to small business borrowers.

We are a wholly owned subsidiary of Worthy Financial, Inc. (“WFI”), or “Worthy Financial” which owns a mobile app (the “Worthy App”) that allows its users to round up their debit card and checking account linked credit card purchases and other checking account transactions and thereafter use the “round up” dollars in increments of $10.00 to purchase Worthy Bonds. The “users” may also use additional funds to purchase Worthy Bonds. WFI also owns the technology on the website. This technology is defined as the “Worthy Technology Platform.”

NOTE 2. GOING CONCERN

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company generated net losses and had cash used in operations of approximately $1,780,000 and $413,000, respectively, for the year ended December 31, 2021. At December 31, 2021 we had a shareholder’s deficit and accumulated deficit of approximately $6,486,000 and $7,035,000, respectively, and total liabilities exceeded total assets by approximately $6,486,000. These conditions raise substantial doubt about the Company’s ability to continue as a going concern for a period of twelve months from the issuance date of this report. During 2022, the Company continues to incur losses, however in 2021, the Company has filed a Form 1-A Regulation A Offering Statement which, if qualified, will allow the Company to raise additional funds.

In response to the losses incurred in 2021, 2020 and 2019, the Company continues to constantly evaluate and monitor its cash needs and existing cash burn rate, in order to make adjustments to its operating expenses. Also, in the second quarter of 2019, the Company’s loans receivable and investments began to generate revenue. Cash on hand was approximately $1,942,000 at December 31, 2021. This cash was obtained primarily through the sale of our Worthy Bonds and the collection of interest and dividends on our outstanding loans and investments.

No assurances can be given that the Company will achieve success, without seeking additional financing. There also can be no assurances that the Form 1-A will result in additional financing or that any additional financing if required, can be obtained, or obtained on reasonable terms acceptable to the Company. These consolidated financial statements do not include adjustments related to the recoverability and classifications of assets or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements include the operations of the Company and its wholly-owned subsidiary, Worthy Lending, LLC.

All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of estimates

The preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (“US-GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of expenses during the reporting periods. Actual results could differ from those estimates. Estimates which are particularly significant to the consolidated financial statements include, but are not limited to, assessing the collectability of loans and interest receivable, due from related parties, valuation of investments, the useful lives of property and equipment, the estimate of the fair value of the lease liability and related right of use asset, the estimate of our internal labor based loan origination costs and estimates of the valuation allowance on deferred tax assets.

F-6

WORTHY PEER CAPITAL, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2021

Cash and cash equivalents

Cash and cash equivalents include checking, savings, unrestricted deposits with investment-grade financial institutions, institutional money market funds, certificates of deposit and other short term interest bearing products. We consider all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents.

COVID-19 Pandemic Impact

On March 11, 2020, the World Health Organization designated the outbreak of the novel strain of coronavirus known as COVID-19 as a global pandemic. Governments and businesses around the world have taken unprecedented actions to mitigate the spread of COVID-19, including, but not limited to, shelter-in-place orders, quarantines, significant restrictions on travel, as well as restrictions that prohibit many employees from going to work. Uncertainty with respect to the economic impacts of the pandemic has introduced significant volatility in the financial markets. Many of our small business borrowers have been directly or indirectly affected by the COVID-19 pandemic due to the closures and reduced customer demand. The COVID-19 pandemic continues to negatively impact many of our small business borrowers. In March and April of 2020 due to the events surrounding the Coronavirus pandemic, the Company experienced much higher than usual bond redemptions. We have included the COVID-19 impacts as part of our calculation of the allowance for credit losses. While the extent to which COVID-19 impacts the Company’s future results will depend on future developments, the pandemic and associated economic impacts could result in a material impact to the Company’s future financial condition, results of operations and cash flows.

Fair Value of Financial Instruments

The Company’s financial instruments consist of cash, loans and mortgage loans receivable, interest receivable, due from related parties, other receivables, account payable, accrued expenses, accrued interest and bond liabilities. The carrying amount of these financial instruments approximates fair value due to length of maturity of these instruments.

Fair Value Measurement

In accordance with ASC 820, Fair Value Measurement, we use a three-tier fair value hierarchy to classify and disclose all assets and liabilities measured at fair value on a recurring basis, as well as assets and liabilities measured at fair value on a nonrecurring basis, in periods subsequent to their initial measurement. The hierarchy requires us to use observable inputs when available, and to minimize the use of unobservable inputs when determining fair value.

The three tiers are defined as follows:

Level 1: Quoted prices in active markets or liabilities in active markets for identical assets or liabilities, accessible by us at the measurement date.

Level 2: Quoted prices for similar assets or liabilities in active markets, or quoted prices for identical or similar assets or liabilities in markets that are not active, or other observable inputs other than quoted prices.

Level 3: Unobservable inputs for assets or liabilities for which there is little or no market data, which require us to develop our own assumptions. These unobservable assumptions reflect estimates of inputs that market participants would use in pricing the asset or liability. Valuation techniques include the use of option pricing models, discounted cash flows, or similar techniques, which incorporate our own estimates of assumptions that market participants would use in pricing the instrument or valuations that require significant management judgment or estimation.

F-7

WORTHY PEER CAPITAL, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2021

A financial instrument’s categorization within the valuation hierarchy is based on the lowest level of input that is significant to the fair value measurement.

	December 31, 2020	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Total Gains (Losses)

Description

Recurring fair value measurements

Equity Securities
Common stock	535,830	535,830
Mutual funds	531,657	531,657
Exchange traded closed-end funds	114,600	114,600
Reit	103,740	-	103,740
Public preferred stock	1,249,239	1,249,239
Total equity securities	2,535,066	2,431,326	103,740

Available for sale debt securities
Corporate bonds	861,239	861,239
Certificates of deposit	19,289	19,289
Asset Backed Securities	1,899,747	1,899,747	-
Total available for sale securities	2,780,275	2,780,275	-

Total recurring fair value measurements	$5,315,341	$5,211,601	$103,740

	December 31, 2021	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Total Gains (Losses)

Description

Recurring fair value measurements

Equity Securities
Common stock	468,905	468,905
Mutual funds	459,449	459,449
Exchange traded closed-end funds	280,387	280,387
Reit	121,228	-	121,228
Public preferred stock	486,750	486,750
Total equity securities	1,816,719	1,695,491	121,228

Available for sale debt securities
Asset Backed Securities	1,432,468	1,432,468
Total available for sale securities	1,432,468	1,432,468

Total recurring fair value measurements	$3,249,187	$3,127,959	$121,228

F-8

WORTHY PEER CAPITAL, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2021

Investments

On January 1, 2018 the Company adopted ASU 2016-01 “Financial Instruments – Overall” which requires unrealized gains and losses from equity securities to be recognized in operations.

Investments consist of various debt and equity investments. Management determines the appropriate classification of the securities at the time they are acquired and evaluates the appropriateness of such classifications at each balance sheet date. Investments in equity securities with a readily determinable fair value, not accounted for under the equity method, are recorded at that value with unrealized gains and losses included in earnings. For equity securities without a readily determinable fair value, the investment is recorded at cost, less any impairment, plus or minus adjustments related to observable transactions for the same or similar securities, with unrealized gains and losses included in earnings. Equity securities where the fair market value or net asset value are not available are carried at cost, subject to impairment valuation. The Company classifies certain of its debt investments as available-for-sale pursuant to ASC 320, Investments – Debt and Equity Securities. Debt securities are classified as held to maturity, at unamortized cost on the consolidated balance sheet if (i) the Company has the intent and ability to hold the investments for a period of at least 1 year and (ii) the contractual maturity date of the investments is greater than 1 year. Debt securities held to maturity are carried at amortized cost and unamortized gains and losses are not recognized. Realized gains and losses are included in other income or expense in the consolidated statement of operations on a specific-identification basis.

The Company reviews securities that are not measured at fair value for other-than-temporary impairment whenever the fair value of a security is less than the amortized cost and evidence indicates that a security’s carrying amount is not recoverable within a reasonable period of time. Other-than-temporary impairments of investments are recognized in the consolidated statements of operations if the Company has experienced a credit loss, has the intent to sell the security, or if it is more likely than not that the Company will be required to sell the security before recovery of the amortized cost basis. Evidence considered in this assessment includes reasons for the impairment, compliance with the Company’s investment policy, the severity and the duration of the impairment and changes in value subsequent to the end of the period.

Loans Receivable Held for Investment

Loans held for investment consist of term loans that require monthly or weekly interest payments. We have both the ability and intent to hold these loans to maturity. When we originate a term loan, the borrower grants us a security interest in its assets which we may perfect by publicly filing a financing statement. Loans held for investment are carried at amortized cost, reduced by a valuation allowance for loan losses estimated as of the consolidated balance sheet dates.

Included in loans held for investment are direct loans and loans obtained through originators to small businesses. Also included in loans held for investment is the netting of 1 borrower loan where we participate out a portion of that loan receivable, as the participant becomes responsible for the portion of the balance that they agree to participant in.

Mortgage Loans Held for Investment

Mortgage loans held for investment consist of loans secured by a mortgage on the real estate which is located in the state of Florida. These loans typically have a maturity date of 1 to 2 years, pay interest at rates between 8.5% and 10% and are serviced by an outside, unrelated party. These loans require monthly interest payments to us. We have both the ability and intent to hold these loans to maturity. These loans are carried at amortized cost, reduced by a valuation allowance for loan losses, if deemed necessary, estimated as of the consolidated balance sheet dates.

F-9

WORTHY PEER CAPITAL, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2021

Accrued Interest Receivable

In accordance with ASC 360-20-30-5A, the Company includes, in the allowance for loan losses an amount attributed to accrued interest receivable.

In accordance with ASC 360-20-35-8A, the Company has an accounting policy election, at the class of financing receivable, to write off accrued interest receivables by recognizing credit loss expense.

Loan Origination Fees and Cost

Loan Fees are charged to the borrowers during loan originations. These fees are offset against related loan costs incurred by the Company and then deferred as deferred revenue to be recognized as loan fee revenues over the term of the loan. Direct loan origination costs include but are not limited to costs directly related to evaluating the financial performance of the prospective borrower, preparing and processing loan documentation and employees’ compensation directly related to the loan.

Allowance for Loan Losses

The allowance for loan losses (“ALLL”) is established with respect to our loans held for investment through charges to the provision for loan losses in compliance with ASC 326 “Financial Instruments – Credit Losses.” Loan losses are charged against the ALLL when we believe that the future collection of principal is unlikely. Subsequent recoveries, if any, are credited to the ALLL. We evaluate the creditworthiness of our portfolio on an individual loan basis and on a portfolio basis. The allowance is subjective as it requires material estimates, including such factors as historical trends, known and inherent risks in the loan portfolio, adverse situations that may affect borrowers’ ability to repay and current economic conditions. Other qualitative factors considered may include items such as uncertainties in forecasting and modeling techniques, changes in portfolio composition, business conditions and emerging trends. Recovery of the carrying value of loans is dependent to a great extent on conditions that may be beyond our control. Any combination of the aforementioned factors may adversely affect our loan portfolio resulting in increased delinquencies and loan losses and could require additional provisions for loan losses, which could impact future periods.

Past Due and Non-Accrual Loans Receivable

Loans receivable are considered past due when a borrower hasn’t made a principal or interest payment for 90 days. The Company considers a loan to be non-performing and put on non-accrual status when management believes collectability is not probable. Management predicts probability of collectability through qualitative and quantitative criteria, including whether the loan is in past due status, borrower financial condition including net collateral to loan balance, personal or corporate validity or other guarantees, our experience with the borrower, quality of borrower internal credit review system, quality of borrower management, and external operating environment.

When a loan is placed on non-accrual status, we cease accruing interest and a reserve on interest receivable is established.

Property and equipment

Property and equipment and leasehold improvements are recorded at its historical cost. The cost of property and equipment is depreciated over the estimated useful lives, when placed in service, (ranging from 3 -5 years) of the related assets utilizing the straight-line method of depreciation. The cost of leasehold improvements is depreciated (amortized) over the lesser of the length of the related leases or the estimated useful lives of the assets. Ordinary repairs and maintenance are expensed when incurred and major repairs will be capitalized and expensed if it benefits future periods.

Leases

In February of 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update No. 2016-02-Leases (Topic 842), which significantly amended the way companies are required to account for leases. Under the updated leasing guidance, some leases that did not have to be reported previously are now required to be presented as an asset and liability on the balance sheet. In addition, for certain leases, what was previously classified as an operating expense must now be allocated between amortization expense and interest expense. The Company adopted this update as of January 1, 2019 using the modified retrospective transition method and prior periods have not been restated. Upon implementation, the Company recognized an initial operating lease right-of-use asset of $264,314 and operating lease liability of $259,018. Due to the simplistic nature of the Company’s leases, no retained earnings adjustment was required. See Note 10 for further details

F-10

WORTHY PEER CAPITAL, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2021

Revenue Recognition

We recognize revenue in accordance with the guidance in FASB ASC 942 “Financial Services – Depository Lending”.

We generate revenue primarily through loan interest earned, loan origination fees and collateral management fees for monitoring the underlying collateral related to the loan.

For term loans, we recognize interest income, loan origination fee income and collateral management fee income over the terms of the underlying loans. Loan origination fees and collateral management fees are reflected as loan fees in our statement of operations.

Loan origination fees typically include due diligence, appraisal and legal fees. Associated costs primarily include costs directly related to evaluating the financial performance of the prospective borrower, preparing and processing loan documentation, employees’ compensation directly related to the loan and costs paid to third parties for legal and appraisal services. The fees and the costs are netted as deferred revenue and amortized into revenue over the life of the loan.

We also generate revenue through interest and dividends on investments and realized and unrealized gains on investments, which is all included in other income (expense) in the statement of operations.

Impairment of long-lived assets

The Company periodically reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable. The Company recognizes an impairment loss when the sum of expected undiscounted future cash flows is less that the carrying amount of the asset. The amount of impairment is measured as the difference between the asset’s estimated fair value and its book value. No impairments were noted during the years ended December 31, 2021 and 2020.

Allocation of expenses incurred by affiliates on behalf of the Company

During 2021 and 2020, costs incurred by our sister company Worthy Management, Inc. (WM) have been allocated to the Company for the purposes of preparing the consolidated financial statements based on a specific identification basis or, when specific identification is not practicable, a proportional cost allocation method which allocates expenses based upon the percentage of employee time expended on the Company’s business as compared to total employee time. The proportional use basis was adopted to allocate shared costs is in accordance with the guidance of SEC Staff Accounting Bulletin (“SAB”) Topic 1B, Allocation Of Expenses And Related Disclosure In Financial Statements Of Subsidiaries, Divisions Or Lesser Business Components Of Another Entity. Management has determined that the method of allocating costs to the Company is reasonable.

Management believes that the consolidated statements of operations in 2021 and 2020 include a reasonable allocation of costs and expenses incurred by the Company. However, such amounts may not be indicative of the actual level of costs and expenses that would have been incurred by the Company if it had operated as an independent company or of the costs and expenses expected to be incurred in the future.

F-11

WORTHY PEER CAPITAL, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2021

Income taxes

Income taxes - The Company accounts for income taxes in accordance with ASC Topic 740, Accounting for Income Taxes. Under this method, deferred income taxes are determined based on the estimated future tax effects of differences between the financial statement and tax basis of assets and liabilities given the provisions of enacted tax laws.

Deferred income tax provisions and benefits are based on changes to the assets or liabilities from year to year. In providing for deferred taxes, the Company considers tax regulations of the jurisdictions in which they operate, estimates of future taxable income, and available tax planning strategies. If tax regulations, operating results or the ability to implement tax- planning strategies vary, adjustments to the carrying value of deferred tax assets and liabilities may be required. Valuation allowances are recorded related to deferred tax assets based on the “more likely than not” criteria of Topic 740.

The Company accounts for uncertain tax positions in accordance with ASC 740-10, Accounting for Uncertainty in Income Taxes. As required by the relevant guidance, the Company recognizes the financial statement benefit of a tax position only after determining that the relevant tax authority would, more likely than not, sustain the position following an audit. For tax positions meeting the more likely than not threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement with the relevant tax authority. The Company has applied the guidance to all tax positions for which the statute of limitations remained open.

The Company is included with its parent company (Worthy Financial Inc.) consolidated tax return. The parent company consolidated tax returns for the years 2019, 2020 & 2021 remain open for audit by the IRS.

Basic Income (Loss) Per Share

Basic income (loss) per share is calculated by dividing the Company’s net loss by the weighted average number of common shares outstanding during the period. Diluted earnings per share is calculated by dividing the Company’s net income (loss) available to common shareholders by the diluted weighted average number of shares outstanding during the period. The diluted weighted average number of shares outstanding is the basic weighted number of shares adjusted for any potentially dilutive debt or equity. The Company does not have any potentially dilutive debt or equity at December 31, 2021 and 2020.

NOTE 4. RECENTLY ISSUED ACCOUNTING STANDARDS

Accounting standards promulgated by the FASB are subject to change. Changes in such standards may have an impact on the Company’s future financial statements.

The Company periodically reviews new accounting standards that are issued. Although some of these accounting standards may be applicable to the Company, the Company has not identified any other new standards that it believes merit further discussion, and the Company expects that none would have a significant impact on its consolidated financial statements.

NOTE 5. INVESTMENTS

The Company maintains a portfolio of investments on its consolidated balance sheet which consist of securities held at fair value or cost basis securities. Fair value includes gross unrealized gains, gross unrealized losses and accrued interest.

The Company typically invests in a portfolio of private market real estate investments with the primary objective to earn diversified risk-adjusted returns while the corporate bonds, publicly traded preferred and common equities, certificates of deposit, asset backed securities, and U.S. treasury securities are intended to mitigate risk and minimize potential risk of principal loss. The Company’s investment policy limits the amount of credit exposure to any one issuer and targets 20% portfolio weight in the more conservative investments.

The Company holds certain non-marketable investments accounted for at cost. The eREITs are public, non-traded equity REITs that invest in small-cap commercial real estate projects. The Company owns shares in the limited liability companies that hold the real estate projects, and the investments target different mandates including, growth, income, and geographic strategies. The REIT investment is in a multi-housing equity REIT, formed to originate, invest in, and manage a diversified portfolio primarily consisting of investments in multi-housing within the continental U.S. in the areas of student housing, multi-housing, conventional apartments, and senior living (both existing and new development projects). The Company also through another company platform fractionally invests in unsecured limited recourse obligations, which are used by the issuer of these obligations to make secured real estate loans.

There were no securities that had been in an unrealized loss position for more than 12 months as of December 31, 2021 or 2020.

F-12

WORTHY PEER CAPITAL, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2021

The following is a breakdown of the investments as of December 31, 2020.

	Cost	Unrealized Gain (Loss)	Fair Value or Cost	Percentage of Total
Equity Securities
REIT	100,620	3,120	103,740	1.84%
eREIT (1)	100,000	-	100,000	1.78%
Public Preferred Stock	1,276,410	(27,171)	1,249,239	22.21%
Common Stock	462,616	73,214	535,830	9.53%
Exchange-traded and closed-end funds	80,000	34,600	114,600	2.04%
Mutual Funds	419,879	111,778	531,657	9.45%
Available for Sale - Debt Securities		-
Corporate Bonds	930,857	(69,617)	861,240	15.31%
Certificates of Deposit	18,996	293	19,289	0.34%
Asset backed Securities	1,874,269	25,477	1,899,746	33.77%
Held to Maturity - Debt Securities
Real Estate Limited Recourse Obligations (1)	209,991	-	209,991	3.73%
Total Investments	5,473,638	151,694	5,625,332	100.00%

The following is a breakdown of the investments as of December 31, 2021.

	Cost	Unrealized Gain (Loss)	Fair Value or Cost	Percentage of Total
Equity Securities
REIT	103,800	17,428	121,228	3.32%
eREIT (1)	100,000	-	100,000	2.74%
Public Preferred Stock	483,226	3,524	486,750	13.33%
Common Stock	333,063	135,842	468,905	12.84%
Exchange-traded and closed-end funds	325,000	(44,613)	280,387	7.68%
Mutual Funds	427,689	31,760	459,449	12.59%
Available for Sale - Debt Securities
Asset backed Securities	1,424,581	7,887	1,432,468	39.24%
Held to Maturity - Debt Securities
Real Estate Limited Recourse Obligations (1)	301,500	-	301,500	8.26%
Total Investments	3,498,859	151,828	3,650,687	100.00%

(1) Cost based investment

F-13

WORTHY PEER CAPITAL, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2021

NOTE 6. LOANS RECEIVABLE AND MORTGAGE LOANS HELD FOR INVESTMENT

Loans Receivable Held for Investment

Commencing in September of 2018, the Company, through its wholly owned subsidiary WL, began loaning funds to small business borrowers based in the United States. The loans pay interest at varying rates ranging from approximately 1% per month to 1.5% per month and collateral management fees ranging from of 0.5% to 1% per month. The loan agreements have customary loan origination fees, which have been netted against our loan costs with the net amount recorded as deferred revenue to be recognized as loan fee income over the term of the loan. The term of the loans generally range from two to three years, with no prepayment penalty and generally pay interest only until maturity. The loans are secured by the assets of the borrowers. These loans were funded by our bond sales. One of our loans receivable has a gross balance at December 31, 2021 and December 31, 2020 of approximately $3,270,000, and approximately $1,476,000 of that loan has been participated out leaving a net balance of approximately $1,800,000.

Mortgage Loans Held for Investment

Each mortgage loan is secured by a mortgage on the real estate, which is located in the state of Florida. Each loan has a maturity date of 2 years and matures on various dates ranging between February of 2022 and June of 2022. These loans pay interest at rates between 8.5% and 10% and are serviced by an outside, unrelated party. There were no mortgage loans past due or on non-accrual status as of December 31, 2021 and 2020.

A summary of the Company’s loan portfolio as of December 31, 2020, disaggregated by class of financing receivable, are as follows:

	Loans to U.S Wholesalers, Retailers and Manufacturers - secured by Inventory and Equipment	Loans to U.S Wholesalers, Retailers and Manufacturers - secured by Accounts Receivable	Loans to U.S Wholesalers, Retailers and Manufacturers - secured by Purchase Order / Trade Financing	Total	Loans to Real Estate Developers Secured by First Mortgages

Outstanding December 31, 2020

Loans	$6,396,719	$2,966,548	$-	$9,363,267	$2,145,000

Allowance for loan losses	$1,616,127	$1,761,763	$-	$3,377,890	$9,200

Total Loans, net	$4,780,592	$1,204,785	$-	$5,985,377	$2,135,800

Percentage of total outstanding loans receivable	80%	20%	-		-

Percentage of total outstanding Mortgage loans receivable	-	-	-		100%

F-14

WORTHY PEER CAPITAL, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2021

A summary of the Company’s loan portfolio as of December 31, 2021, disaggregated by class of financing receivable, are as follows:

	Loans to U.S Wholesalers, Retailers and Manufacturers - secured by Inventory and Equipment	Loans to U.S Wholesalers, Retailers and Manufacturers - secured by Accounts Receivable	Loans to U.S Wholesalers, Retailers and Manufacturers - secured by Purchase Order / Trade Financing	Total	Loans to Real Estate Developers Secured by First Mortgages

Outstanding December 31, 2021

Loans	$3,350,524	$2,808,915	$-	$6,159,439	$983,493

Allowance for loan losses	$1,951,903	$2,537,710	$-	$4,489,613	$8,400

Total Loans, net	$1,398,621	$271,205	$-	$1,669,826	$975,093

Percentage of total outstanding loans receivable	54%	46%	-		N/A

Percentage of total outstanding Mortgage loans receivable	-	-	-		100%

The beginning balance of our loan loss reserve at December 31, 2020 was $3,582,192, which includes $195,102 of reserve on interest receivable, the current period provision for expected losses is $1,443,707, which includes $143,100 of loan loss reversal and $10,089 of direct write-off, due to a loan receivable write-off, making the ending balance at December 31, 2021 is $4,872,710, which includes $374,697 of reserve on interest receivable.

Our past due loans receivable totaled $5,268,701 at December 31, 2020 and consisted of 8 loans and the Company has reserved $2,864,463 for these loans in the loan loss provision.

Our past due loans receivable totaled $4,736,798 at December 31, 2021 and consisted of 6 loans and the Company has reserved $3,643,749 for these loans in the loan loss provision.

At December 31, 2021, the Company had 2 loans receivable past due and on non-accrual status, which was past due by more than 90 days. The loans have a principal balance of $2,393,526 and accrued interest receivable balance of $209,963 at December 31, 2021. We received approximately $57,000 of interest income and recorded $74,000 of interest income on these loans during the year ended December 31, 2021. The reserve for loan loss on these loans is $2,214,040 and $157,472 for the accrued interest receivable at December 31, 2021. At December 31, 2021, one of these loans was in litigation. The Company is suing the borrower for breach of promissory note and security agreement. The outstanding balance is approximately $1,800,000 and the reserve balance is approximately $1,615,000. A portion of this loan has been purchased by a participant and this participant sent the Company a demand for repayment of their purchase price, (see note 10 Commitments and Contingencies).

At December 31, 2020, the Company had 2 loans receivable past due and on non-accrual status, which were past due by more than 90 days. The loans have a principal balance of $1,953,810 and accrued interest receivable balance of $136,866 at December 31, 2020. We received approximately $31,000 of interest income and recorded approximately $165,000 of interest income on these loans during the year ended December 31, 2020. The reserve for loan loss on these loans is $1,458,152 and $68,433 for the accrued interest receivable at December 31, 2020. At December 31, 2020, one loan was in litigation. The Company is suing the borrower for breach of promissory note and security agreement. The outstanding balance is approximately $1,800,000 and the reserve balance is approximately $1,346,000. A portion of this loan has been purchased by a participant and this participant sent the Company a demand for repayment of their purchase price, (see note 10 Commitments and Contingencies).

As of December 31, 2021, future annual maturities of gross loans receivable held for investment and mortgage loans held for investment consists of the following:

Period Ended December 31, 2021	Amount
2022	$5,837,594
2023	$1,087,286
2024	$6,000
2025	$6,000
2026	$6,000
Thereafter	$200,052
$7,142,932

F-15

WORTHY PEER CAPITAL, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2021

The following is an aging analysis of past due loans receivable at December 31, 2020:

	0 to 30 Days	31 to 60 Days	61 to 90 Days	Greater than 90 Days	Total	Loan Loss Allowance	Unearned Income

Loans to U.S wholesalers, retailers and manufacturers secured by inventory and equipment	$-	$-	$-	$2,872,891	$2,872,891	$1,217,561	$-

Loans to U.S wholesalers, retailers and manufacturers secured by accounts receivable	$-	$-	$-	$2,195,810	$2,195,810	$1,646,902	-

Loans to U.S wholesalers, retailers and manufacturers secured by first mortgages	$-	$-	$-	$200,000	$200,000	-	-

Total	$-	$-	$-	$5,268,701	$5,268,701	$2,864,463	$-

The following is an aging analysis of past due loans receivable at December 31, 2021:

	0 to 30 Days	31 to 60 Days	61 to 90 Days	Greater than 90 Days	Total	Loan Loss Allowance	Unearned Income
Loans to U.S wholesalers, retailers and manufacturers secured by inventory and equipment	$-	$-	$-	$2,540,929	$2,540,929	$1,707,566	-

Loans to U.S wholesalers, retailers and manufacturers secured by accounts receivable	$-	$-	$-	$2,195,869	$2,195,869	$1,936.183	$-

Total	$-	$-	$-	$4,736,798	$4,736,798	$3,643,749	$-

As of December 31, 2021, there were 14 loans and mortgage loans in total, which 11 with a balance of $6,333,345 are loans that are only required to pay interest until maturity when the principal is due.

As of December 31, 2020, there were 26 loans and mortgage loans in total, which 24 with a balance of $10,402,755 are loans that are only required to pay interest until maturity when the principal is due.

F-16

WORTHY PEER CAPITAL, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2021

NOTE 7. PROPERTY AND EQUIPMENT

The following is a summary of property and equipment—at cost, less accumulated depreciation:

December 31, 2020
Leasehold improvements	3,711
Property and equipment	5,372

Total cost	9,083

Less accumulated depreciation	(2,717)

Net, property and equipment	$6,366

December 31, 2021
Leasehold improvements	3,711
Property and equipment	5,372

Total cost	9,083

Less accumulated depreciation	(4,509)

Net, property and equipment	$4,574

Depreciation expense for the year ended December 31, 2021 and 2020 was $1,793 and $1,792, respectively.

NOTE 8. BOND LIABILITIES

On January 4, 2018 our Regulation A+ Offering Statement was declared Qualified by the Securities and Exchange Commission allowing for the sale by the Company, within 12 months, of up to $50,000,000 of $10.00, Three Year, 5% Bonds.

Following the qualification by the SEC of our offering statement (the “Offering Statement”) on Form 1-A under SEC File No. 024-10766, in January 2018 we began offering our worthy bonds (the “Worthy Bonds”) in a Regulation A exempt offering (the “Offering”) of $50 million aggregate principal amount (“Maximum Offering Amount”). On March 17, 2020, we completed the Offering. From January 2018 through March 17, 2020, we sold approximately $50 million aggregate principal amount of Worthy Bonds to 12,285 investors in the Offering. Notwithstanding the completion of the Offering, we inadvertently sold after March 17, 2020, $594,240 more (the “Oversubscribed Bonds”) than the Maximum Offering Amount allowable under the Offering Statement due to a coding error as to redemption transactions in our software (the “Oversubscription”). As a result of the Oversubscription, on March 25, 2020, we rescinded the purchase and sale of the Oversubscribed Bonds by refunding and crediting the accounts of the 2,250 purchasers of the Oversubscribed Bonds their respective investment amounts, without any deduction therefrom, and cancelling the Oversubscribed Bonds.

During the years ended December 31, 2021 and 2020, the Company sold and redeemed Worthy Bonds, noted in the table below. The Bonds have a three year term, renewable at the option of the bond holder, accrue interest at 5%, subject to a put by the holder (a discount of 1% may be charged but only if exercised during the first year and chargeable only against accrued interest), and the Company may redeem the bonds at any time. The Company has up to 30 days to make payment on any redemption of $50,000 or greater. The Company has approximately $1,221,000 and $827,000 of accrued interest related to these outstanding bonds at December 31, 2021 and 2020, respectively. During the years ended December 31, 2021 and 2020, bonds were issued and redeemed, as noted in the table below. The Bond liabilities balance at December 31, 2021 and 2020 was $13,859,630 and $19,772,160, respectively.

F-17

WORTHY PEER CAPITAL, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2021

A summary of the Company’s bond liabilities activity for the years ended December 31, 2020 and 2021 are as follows:

Worthy Peer Capital

Outstanding at December 31, 2019	$27,605,438

Bond issuances	$14,379,437
Bond redemptions	$(22,212,715)

Outstanding at December 31, 2020	$19,772,160

Worthy Peer Capital

Outstanding at December 31, 2020	$19,772,160

Bond issuances	$-
Bond redemptions	$(5,912,530)

Outstanding at December 31, 2021	$13,859,630

NOTE 9. INCOME TAXES

For the years ended December 31, 2021 and 2020, the income tax provisions for current taxes were $0.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The majority of temporary differences that result in deferred tax assets and liabilities are the results of carry forward tax credits and increases in our loan loss provision.

The components of the net deferred tax assets for the years ended December 31, 2021 and 2020 are as follows:

	Year ended December 31, 2021	Year ended December 31, 2020
Net Operating Loss	$554,000	$411,000
Loan loss allowance	1,199,000	881,000
Less: Valuation allowance	(1,753,000)	(1,292,000)
Net deferred tax asset	$-	$-

The net deferred tax assets have been fully offset by a valuation allowance at December 31, 2021 and 2020. The increase in the valuation allowance in 2021 was $461,000.

The table below summarizes the reconciliation of our income tax provision computed at the federal statutory rate of 21% for the years ended December 31, 2021 and 2020 and the actual tax provisions for the year ended December 31, 2021 and 2020.

	2021	2020

Expected provision (benefit) at statutory rate	(21.0)%	(21.0)%
State taxes	(3.6)%	(3.6)%
Increase in valuation allowance	24.6%	24.6%
Total provision (benefit) for income taxes	0.0%	0.0%

At December 31, 2021 and 2020, the Company had Federal net operating loss carry forwards of approximately $2,251,000 and $1,667,000, respectively. The net operating loss carry forward at December 31, 2021 and 2020 can be carried forward indefinitely subject to annual usage limitations.

F-18

WORTHY PEER CAPITAL, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2021

NOTE 10. COMMITMENTS AND CONTINGENCIES

Legal contingencies

From time to time, the Company may be a defendant in pending or threatened legal proceeding arising in the normal course of its business.

On September 3, 2021, the Company had an action filed against Worthy Lending, LLC in the Superior Court of Delaware (the “Delaware Action”). The claims in the complaint include one count of breach of the participation agreement entered into between the participant and Worthy, as lender to non-party borrower, one count of fraudulent inducement as to the Participation Agreement and one count of fraudulent inducement as to an amendment to the Participation Agreement (the “First Amendment”). The Participation Agreement, as amended, allocates the loan 50/50 between Worthy and the participant. The participant seeks damages in an unstated amount, plus punitive damages and attorney’s fees, and demands that Worthy repurchase the participation interest for $1,737,031, as of July 1, 2021.

The claims in the Delaware Action arise primarily from allegations that Worthy should have adhered to a non-industry standard of care, which was not contained in the Participation Agreement or the First Amendment, for managing the credit and collecting accounts pledged as collateral for the underlying loan.

On October 15, 2021, Worthy filed an answer to the complaint, which included three counterclaims for breach of the Participation Agreement, and fraudulent inducement of the Participation Agreement and the First Amendment. After Worthy filed its answer and counterclaims and before the participant filed a reply to the counterclaims, the parties agreed to extend time to reply while they pursued mediation.

On January 24, 2022, the parties met remotely with a mediator, and agreed to stay the Delaware Action (assuming approval of the Delaware Court) until after a decision from the New York State Court of Appeals in a collection action brought by Worthy against one of the borrower’s account debtors. (Should the Delaware Court deny the request for a stay, Worthy and Lenders Funding will return to the same mediator to continue their efforts towards a resolution.) If the stay is approved by the Delaware Court and the New York Court of Appeals renders a favorable decision permitting Worthy to pursue collections from the borrower’s account debtors, then either party can move to lift the stay after 90 days have passed. The purpose of the stay and this timeline is to allow Worthy time to pursue collection of accounts from all of the borrower’s account debtors, and thereby reduce the amounts outstanding on the loan, for the benefit of both Worthy and the participant. If the New York Court of Appeals renders an unfavorable decision, then either party can move to lift the stay with thirty-days’ notice to the other party and the mediator.

The mediation agreement also provides that all rights, claims and defenses are preserved during the stay.

Worthy believes that the claims asserted in the participant’s complaint are without merit, and that Worthy’s counterclaims are valid, but that it is in both parties’ best interest to resolve their dispute outside of litigation and demonstrate a united front in pursuing collection of accounts from the borrower’s account debtors. At this time, we do not believe it is probable that there will be an unfavorable outcome of this suit.

At December 31, 2021, the Company is suing the aforementioned borrower for breach of promissory note and security agreement. The outstanding balance is approximately $1,800,000 and the reserve balance is approximately $1,615,000.

Management is not aware of any other pending, threatened or asserted claims.

F-19

WORTHY PEER CAPITAL, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2021

Regulatory

The sale of the Worthy Bonds is subject to federal securities law and the Bonds are Qualified under Regulation A+. The distribution of the Worthy Bonds is also subject to regulations of several states and the Company is registered as an Issuer Dealer in the State of Florida. The loans made by the Company may be subject to state usury laws.

Lease Commitment and Operating Lease Obligation and Right of Use Asset

The Company adopted Topic 842 on January 1, 2019. With the adoption of Topic 842, the Company’s consolidated balance sheet now contains the following line items: Operating lease right-of-use assets, and Operating lease liabilities.

On August 1, 2019 the Company commenced a 5 year lease for its corporate headquarters located in Boca Raton, Florida. As part of the lease the Company was required to make a security deposit of $11,618. Monthly rent is $5,296 inclusive of sales tax and the lease contains an annual escalation clause of 4%.

As all the existing leases subject to the new lease standard were previously classified as operating leases by the Company, they were similarly classified as operating leases under the new standard. The Company has determined that the identified operating leases did not contain non-lease components and require no further allocation of the total lease cost. Additionally, the agreements in place did not contain information to determine the rate implicit in the leases, so we used our incremental borrowing rate as the discount rate. Our weighted average discount rate is 10% and the weighted average remaining lease term as of December 31, 2021 is 31 months.

As of December 31, 2020, operating lease right-of-use assets and liabilities arising from operating leases was $180,071 and $180,071, respectively. As of December 31, 2021, operating lease right-of-use assets and liabilities arising from operating leases was $125,399 and $125,399, respectively. During the year ended December 31, 2020, cash paid for amounts included for the measurement of lease liabilities was approximately $64,600 and the Company recorded operating lease expense of $58,400. During the year ended December 31, 2021, cash paid for amounts included for the measurement of lease liabilities was approximately $67,000 and the Company recorded operating lease expense of approximately $54,700.

The following is a schedule showing the future minimum lease payments under operating leases by years and the present value of the minimum payments as of December 31, 2021.

2022	$69,902
2023	$72,705
2024	$43,388

Total Operating Lease Obligations	$185,996
Less: Amount representing interest	$(60,597)
Present Value of minimum lease payments	$125,399

NOTE 11. EQUITY

On June 9, 2016, the Company was founded with the issuance of 1 million shares of our $0.0001 per share par value common stock for $100 to WFI. WFI is the sole shareholder of the Company’s common stock.

On December 8, 2017, the Company amended its certificate of incorporation changing the total authorized shares to 6,000,000 from 50,000,000 of which 5,000,000 shall be common and 1,000,000 shall be preferred.

On February 24, 2020 the Company amended its certificate of incorporation as said forth; the total number of shares of stock which this Corporation is authorized to issue is One Hundred (100) shares of Common Stock, par value $0.0001 per share. Series of Preferred Stock may be created and issued from time to time, which such designations, preferences, conversion rights, cumulative, relative, participating, optional or other rights, including voting rights, qualification, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions providing for the creation and issuance of such series of Preferred stock as adopted by the Board of Directors pursuant to the authority in this paragraph given. Such amendment has been accounted for retroactively for all periods presented in the accompanying consolidated financial statements.

F-20

WORTHY PEER CAPITAL, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2021

NOTE 12. RELATED PARTIES

On April 1, 2020, we entered into a verbal agreement with WFI to pay a license fee to WFI in the amount of $10 per active user per year. In September of 2021 the Company amended the agreement, including making it a written agreement. The amendment changes the payment terms to $4 per registered user per year. For the years ended December 31, 2021 and 2020, the Company paid WFI approximately $111,000 and $131,000, respectively, pursuant to these agreements, which is included in general and administrative expenses.

On January 2, 2020, the Company signed a Management services agreement with WM, whereas WM provides certain management services and personnel pursuant to the terms of the agreement. WM passes through the expenses paid without charging any additional amounts. During the years ended December 31, 2021 and 2020, the Company recorded approximately $747,000 and $506,000, respectively, of expenses that were passed through from WM, which are included in general and administrative expenses and compensation and related expenses in the statement of operations.

Due from related parties at December 31, 2020 of $311,644 includes $109,828 due from WM, $1,816 due from another sister company, $100,000 due from our CEO and $100,000 due from our COO. The $109,828 is due from Worthy Management, Inc. (“WM”) and is a non-interest bearing advance that will cover future expenses incurred by Worthy Management on behalf of the Company. The $100,000 due from each of the CEO and COO are Notes Receivable accruing interest at 10% per annum. The notes are due August 26, 2022. The notes are secured by 203,544 and 203,542 shares of the common stock of Worthy Financial, Inc., secured by certificate number 24 and 25, evidencing ownership of such shares by the officers. The shares are being held by Worthy Lending, LLC to the extent of the obligation. As of December 31, 2020, the accrued interest on these loans totals $26,667, which is reflected as interest receivable – related parties.

Due from related parties at December 31, 2021 of $168,961 includes $31,039 due to sister companies, $100,000 due from our CEO and $100,000 due from our COO. The $100,000 due from each of the CEO and COO are Notes Receivable accruing interest at 10% per annum. The notes are due August 26, 2022. The notes are secured by 203,544 and 203,542 shares of the common stock of Worthy Financial, Inc., secured by certificate number 24 and 25, evidencing ownership of such shares by the officers. The shares are being held by Worthy Lending, LLC to the extent of the obligation. As of December 31, 2021, the accrued interest on these loans totals $46,667, which is reflected as interest receivable – related parties.

NOTE 13. CONCENTRATIONS

The gross loans receivable balance, before the loan loss reserve, at December 31, 2020, of $9,363,267 is due from 16 small business borrowers, 1 borrower constituting approximately 22% of the total balance, 1 borrower constituting approximately 11% of the total balance and 1 borrower constituting approximately 10% of the total balance. The gross loans receivable balance at December 31, 2021, of $6,159,439 is due from 10 small business borrowers, 1 borrower constituting approximately 29%, 2 borrowers approximately 11%, each, and 3 borrowers approximately 10%, each of the total balance.

The gross mortgage loans held for investment balance, before the loan loss reserve at December 31, 2020, of $2,145,000 are due from 10 borrowers, 1 borrower’s balance due is approximately 19% of the total balance, 1 represents approximately 13% and 1 other represents approximately 12% of the total balance due. The gross mortgage loans held for investment balance at December 31, 2021, of $983,493 are due from 5 borrowers, 1 borrower’s balance due is approximately 27% of the total balance, 1 represents approximately 18%, one represents approximately 15%, while 2 others each represent approximately 20% of the total balance due.

F-21

WORTHY PEER CAPITAL, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2021

Concentration of Credit Risk - The Company is subject to potential concentrations of credit risk in its cash and investments accounts. Noninterest-bearing deposits in financial institutions insured by the Federal Deposit Insurance Corporation (FDIC) were insured up to a maximum of $250,000 at December 31, 2021 and December 31, 2020. Investments at other financial institutions were insured by the Securities Investor Protection Corporation (SIPC) up to $500,000, which includes a $250,000 limit for cash. At December 31, 2021 and December 31, 2020, the aggregate balances were in excess of the insurance and therefore, pose some risk since they are not collateralized. The Company has historically not experienced any losses on its cash and investments in relation to FDIC and SIPC insurance limits.

NOTE 14. SUBSEQUENT EVENTS

Worthy Bond redemptions subsequent to December 31, 2021, through April 27, 2022, were approximately $1,723,000. These bond redemptions have been recorded as a decrease in cash and a decrease in bond liabilities.

The Company has evaluated these consolidated financial statements for subsequent events through April 27, 2022, the date these consolidated financial statements were available to be issued. Other than those noted above, management is not aware of any events that have occurred subsequent to the consolidated balance sheet date that would require adjustment to, or disclosure in the consolidated financial statements.

F-22

Item 8.	Exhibits.

		Incorporated by Reference
No.	Exhibit Description	Form	Date Filed	Number

2.1	Certificate of Incorporation of Worthy Peer Capital, Inc., filed with the Delaware Secretary of State on June 9, 2016.	1-A	11/27/2017	2.1
2.2	Certificate of Amendment to Certificate of Incorporation of Worthy Peer Capital, Inc., filed with the Delaware Secretary of State on February 24, 2020.	1-U	03/04/2020	2.1
2.3	Bylaws of Worthy Peer Capital, Inc.	1-A	11/27/2017	2.2
3.1	Form of Worthy Peer Capital Bond.	1-A	11/27/2017	3.1
3.2	Form of Worthy Demand Bond.	1-A	01/28/2021	3.2
4.1	Form of Notice of Exercise of Option to Renew Worthy Bonds (for renewals of existing renewable bonds of Worthy Peer Capital, Inc.).	1-A	01/28/2021	4.1
4.2	Form of Worthy Demand Bond Investor Agreement (for cash).	1-A	01/28/2021	4.2
4.3	Form of Worthy Demand Bond Subscription Agreement (for Bond Rewards for Eligible Referrals).	1-A	01/28/2021	4.3
4.4	Form of Worthy Demand Bond Auto-Invest Program information.	1-A	01/28/2021	4.4
6.1	Redemption Agreement between Worthy Peer Capital, Inc and Worthy Financial, Inc. dated February 20, 2020.	1-U	03/04/2020	6.1
6.2	Management Services Agreement between Worthy Peer Capital, Inc and Worthy Management, Inc. dated January 2, 2020.	1-K	04/27/2020	6.2

39

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly organized.

Dated: April 27, 2022	Worthy Peer Capital, Inc.

	By:	/s/ Sally Outlaw
Sally Outlaw
Chief Executive Officer, principal executive officer

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer and in the capacities and on the dates indicated.

Dated: April 27, 2022	/s/ Sally Outlaw
Sally Outlaw
Director, Chief Executive Officer, principal executive officer

Dated: April 27, 2022	/s/ Alan Jacobs
Alan Jacobs
Director, Executive Vice President and Chief Operating Officer; principal financial and accounting officer

40